As filed with the Securities and Exchange Commission on February 14, 2008
An Exhibit List can be found on page II-5.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________

HQHEALTHQUEST MEDICAL & WELLNESS CENTERS, LTD.
(Name of small business issuer in its charter)

Oklahoma	8090	20-1842879
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3400 SE Macy Rd, #18
Bentonville, Arkansas 72712
(479) 845-0880
(Address and telephone number of principal executive offices and principal place of business)

Steve Swift, President
HQHEALTHQUEST MEDICAL & WELLNESS CENTERS, LTD.
3400 SE Macy Rd, #18
Bentonville, Arkansas 72712
(479) 845-0880
 (Name, address and telephone number of agent for service)

Copies to:
Gregory Sichenzia, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Flr.
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filed,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $.01 per share	15,846	$22.22	$352,098.12	$13.84
Total	15,846		$352,098.12	$13.84

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2008

PROSPECTUS

HQHEALTHQUEST MEDICAL & WELLNESS CENTERS, LTD.

15,846 Shares of Common Stock

This prospectus relates to the sale of up to 15,846 shares of our common stock.  This is the initial registration of shares of our common stock.  The selling stockholders will sell the shares from time to time at $22.22 per share. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. We intend to begin discussions with various market makers in order to arrange for an application to be made with respect to our common stock, to be approved for quotation on the Over-The-Counter Bulletin Board upon the effectiveness of this prospectus.   If our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices.

              The selling stockholders are offering these shares of common stock. The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ____, 2008

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the secured convertible notes to the financial statements.

HQHEALTHQUEST MEDICAL & WELLNESS CENTERS, LTD.

We were incorporated in the State of Oklahoma on November 8, 2004 as HQHealthQuest Medical & Wellness Centers, Ltd.  We incorporated a wholly-owned subsidiary in the State of Arkansas on May 5, 2005 as WellQuest Medical & Wellness Centers of Arkansas, Inc., which was subsequently re-registered as WellQuest of Arkansas, Inc.  We opened our proto-type medical center in Bentonville, Arkansas on September 12, 2005.

We provide an integrated medical delivery site with family physician healthcare services, preventive/wellness services and medical skin-care services.  The integration of these services embraces the clinical synergy of medical treatments for illness, preventive/wellness services and products for health maintenance and medically supervised skin-care treatments for aesthetic enhancement.

Our wellness center is open daily from 8 am to 8 pm (12 pm to 6 pm on Sunday), providing our clients with the ability to be seen and treated seven days a week. We offer our services with and without appointments, occupational health services for business, preventive health alternatives and aggressive medical aesthetics.  Utilizing electronic medical records, digital radiology and diagnostic testing, and customer service protocols, we intend to brand and replicate the service centers in demographically selected metropolitan areas.  We manage the physician practices, own and lease certain medical equipment and personnel services, own and operate preventive care products and services and own and manage medical spa services and product sales.

We have incurred losses since our inception. For the years ended December 31, 2006 and 2005, we generated revenues of $1,585,543 and $161,969, respectively, and incurred net losses of $883,786 and $964,523, respectively.  For the nine months ended September 30, 2007 and 2006, we generated revenues of $1,665,731 and $1,085,404, respectively and incurred net losses of $348,517 and $537,297, respectively.  At September 30, 2007, we had a working capital deficit of $741,791 and an accumulated deficit of $2,196,826.

There is currently no public market for our common stock.  We are currently in discussions with various market makers in order to arrange for an application to be made with respect to our common stock, to be approved for quotation on the Over-The-Counter Bulletin Board upon the effectiveness of this prospectus.

We are registering shares of our common stock for resale pursuant to this prospectus in order to allow the selling stockholders to sell their holdings in the public market and to begin developing a public market for our securities to be able to seek public financing and business development opportunities in the future. Our management would like a public market for our common stock to develop from shares sold by the selling shareholders.

Our principal offices are located at 3400 SE Macy Rd., #18, Bentonville, Arkansas 72712 and our telephone number is (479) 845-0880. We are an Oklahoma corporation.

The Offering

Common stock offered by selling stockholders	15,846 shares

Shares outstanding	158,160 shares as of February 12, 2008

Use of proceeds
This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.   We raised gross proceeds from a private placement of our common stock of $153,231.62, of which we received net proceeds of approximately $153,231.62. We intend to use these net proceeds for general corporate purposes.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We have a limited operating history with which to judge our performance.

We have only been in existence and engaged in our current and proposed business operations since September 2005. As a result, we have only a limited operating history upon which you may evaluate our proposed business and prospects. Our proposed business operations will be subject to numerous risks associated with early stage enterprises and the development, production and sale of the types of products and services that we offer. We cannot assure shareholders that our business strategy will be successful or that we will successfully address these risks. Our failure to do so could materially adversely affect our business, financial condition and operating results.

We face significant competitive risks.

We can provide no assurance that our medical centers will be able to compete effectively with other existing healthcare providers. The business of providing healthcare-related services is highly competitive. Many companies, including professionally managed physician practice management companies like ours, have been organized to acquire medical clinics, manage the clinics, and employ clinic physicians at the clinics. Large hospitals, other physician practice centers, private doctor's offices and healthcare companies, HMOs, and insurance companies are also involved in activities similar to ours. Because our main business is the provision of medical services to the general public, our primary competitors are the local physician practices and hospital emergency rooms in the markets where we own medical centers. Some of these competitors have longer operating histories and significantly greater resources than we do. In addition, these traditional sources of medical services, such as hospital emergency rooms and private physicians, have had in the past a higher degree of recognition and acceptance than the medical centers that we operate. We cannot assure you that we will be able to compete effectively or that additional competitors will not enter the market in the future.

If we do not manage our growth successfully, our growth may slow, decline or stop, and we may never become profitable.

If we do not manage our growth successfully, our growth may slow, decline or stop, and we may never become profitable. We have expanded our operations rapidly and plan to continue to expand. This expansion has created significant demands on our administrative, operational and financial personnel and other resources. Additional expansion in existing or new markets could strain resources and increase the need for capital. Our personnel, systems, procedures, controls and existing space may not be adequate to support further expansion.

We are highly dependent on our management and our business would be materially adversely affected if any of our executives leave.

The operations and financial success of the Company are significantly dependent on Steve Swift, our Chief Executive Officer. While we do maintain key man life insurance on Mr. Swift, should he become unable or unwilling to continue to direct operations, we may lack the funds and financial resources to replace departing management and we would be materially adversely affected. Operations could be materially affected and under certain circumstances, shareholders would lose their entire investment.

Our failure to attract and retain physicians and nurse practitioners in a competitive labor market could limit our ability to execute our growth strategy, resulting in a slower rate of growth.

Our business depends on our ability to continue to recruit and retain a sufficient number of qualified licensed doctors and nurses. Although we believe we have an effective recruitment process, there is no assurance that we will be able to secure arrangements with sufficient numbers of licensed doctors and nurses or retain the services of such practitioners. We recruit our personnel from a variety of employment agencies and services. If we experience delays or shortages in obtaining access to qualified physicians and nurses, we would be unable to expand our services and operations, resulting in reduced revenues.

We are dependent upon the good reputation of our physicians.

The success of our business is dependent upon quality medical services being rendered by our physicians. As the patient-physician relationship involves inherent trust and confidence, any negative publicity, whether from civil litigation, allegations of criminal misconduct, or forfeiture of medical licenses, with respect to any of our physicians and/or our facilities could adversely affect our results of operations.

Our revenues and profits could be diminished if we lose the services of key physicians.

Substantially all of our revenues are derived from medical services performed by physicians. Some of our physicians produce more revenue than other physicians in the Company. Certain of these higher producing physicians could retire, become disabled, terminate their employment agreements or provider contracts, or otherwise become unable or unwilling to continue generating revenues at the current level, or practicing medicine within our organization. Patients who have been served by those physicians could choose to request medical services from our competitors, reducing our revenues and profits. Moreover, we may not be able to attract or retain other qualified physicians into the Company to replace the services of such physicians.

Our products and services may not be accepted in the marketplace.

We plan to combine the practice of traditional medical treatment and diagnosis, preventative and wellness services and healthcare products and technologies. However, at this time, such combined services and practices have not been tested and do not have a general acceptance from the public at large. This is still perceived to be a new business concept in an industry characterized by an increasing number of market entrants who have introduced or are developing an array of new services. As is typical in the case of a new business concept, demand and market acceptance for newly introduced services are subject to a high level of uncertainty, and there can be no assurance as to the ultimate level of market acceptance for our system, especially in the health care industry, in which the containment of costs is emphasized. Because of the subjective nature of patient compliance, we may be unable, for an extensive period of time, to develop a significant amount of data to demonstrate to potential customers the effectiveness of our services. Even after such time, no assurance can be given that our data and results will be convincing or determinative as to the success of our system. There can be no assurance that increased marketing efforts and the implementation of our strategies will result in market acceptance for our services or that a market for our services will develop or not be limited.

Our clients may seek services and treatment elsewhere.

Our clients may terminate our services at any time and seek medical advice and treatment elsewhere. We do not have any agreements or arrangements that require our client to meet with us or utilize us beyond the then current treatment or service they contract with us.

Because of the nature of our business, we run the risk that we will be unable to collect the fees that we have earned.

Virtually all of our consolidated net revenue was derived in the past, and we believe will be derived in the future, from our medical centers' charges for services on a fee-for-service basis. Accordingly, we assume the financial risk related to collection, including the potential uncollectability of accounts, long collection cycles for accounts receivable, and delays attendant to reimbursement by third party payors, such as governmental programs, private insurance plans and managed care organizations. Increases in write-offs of doubtful accounts, delays in receiving payments or potential retroactive adjustments, and penalties resulting from audits by payors may require us to borrow funds to meet our current obligations or may otherwise have a material adverse effect on our financial condition and results of operations.

We are dependent on third party payers. Changes in Medicare that decrease program payments will affect our financial condition and the results of operations would suffer.

A significant portion of our revenues are derived from health insurance, managed care companies or from private payers and government reimbursement programs. The Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy and governmental funding restrictions, all of which may have the effect of decreasing program payments, increasing costs or modifying the way we operate our business. Any future action by the federal government, or by state governments, limiting or reducing the total amount of funds available for such programs could lower the amount of reimbursement available to us. If Medicare reimbursement for care treatment is reduced in the future, private payers including health insurers and managed care companies and other non-government payers may be required to assume a greater percentage of the costs. This could have a material adverse effect on our operating results and financial condition.

Our business is concentrated in a specific geographic location and could be affected by a depressed economy in that area.

We provide our services at one center in Bentonville, Arkansas. A stagnant or depressed economy in this area could adversely affect our business and results of operations.

Reconciliations under our contract with health plans could result in additional cash to be paid by us or result in less cash to be paid to us by health plans than originally estimated.

Our contracts with health plans are based upon a set fee charged by us on a per-member, per-month (PMPM) basis. These contracts require a minimum enrollment of the health plan's members who qualify for our programs. We are reimbursed monthly based upon the actual census of enrolled members. Our estimated future revenues are based upon achieving high levels of enrollment.

Our failure to maintain adequate price levels could have a material adverse effect on our business.

In recent years, the healthcare industry has undergone significant change driven by various efforts to reduce costs, including potential national healthcare reform, trends toward managed care, cuts in Medicare reimbursements, and horizontal and vertical consolidation within the healthcare industry. Our inability to react effectively to these and other changes in the healthcare industry could adversely affect our operating results. We cannot predict whether any healthcare reform efforts will be enacted and what effect any such reforms may have on us or our customers. Our inability to react effectively to changes in the healthcare industry could result in a material adverse effect on our business.

We are subject to extensive changes in the healthcare industry.

The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare industry participants. Several lawmakers have announced that they intend to propose programs to reform the U.S. health care system. These programs may contain proposals to increase governmental involvement in health care, lower reimbursement rates and otherwise change our operating environment and our targeted customers. Healthcare industry participants may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring certain expenditures, including those for our programs. We cannot predict what impact, if any, such changes in the healthcare industry might have on our business, financial condition and results of operations. In addition, many healthcare providers are consolidating to create larger healthcare delivery enterprises with greater regional market power. As a result, the remaining enterprises could have greater bargaining power, which may lead to price erosion of our programs.

We face the risk of professional liability claims which may exceed the limits of insurance coverage.

We may become involved in malpractice claims with the attendant risk of damage awards. We currently maintain malpractice insurance in the aggregate amount of $3,000,000 and $1,000,000 on a per claim basis. There can be no assurance that a future claim or claims will not exceed the limits of available insurance coverage or that such coverage will continue to be available at commercially reasonable rates, if at all. In the event of a successful claim against us that is uninsured in whole or in part, our business and financial condition could be materially adversely affected.

If we fail to comply with government laws and regulations it could have a materially adverse effect on our business.

The health care industry is subject to extensive federal, state and local laws and regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services, payment for services and prices for services that are extremely complex and for which, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. In particular, Medicare and Medicaid antifraud and abuse amendments, codified under Section 1128B(b) of the Social Security Act (the “Anti-Kickback Statute”), prohibit certain business practices and relationships related to items or services reimbursable under Medicare, Medicaid and other federal health care programs, including the payment or receipt of remuneration to induce or arrange for the referral of patients covered by a federal or state health care program. Sanctions for violating the Anti-Kickback Statute include criminal penalties and civil sanctions. Each violation of these rules may be punished by a fine (of up to $250,000 for individuals and $500,000 for corporations, or twice the pecuniary gain to the defendant or loss to another from the illegal conduct) or imprisonment for up to five years, or both. In addition, a provider may be excluded from participation in Medicaid or Medicare for violation of these prohibitions through an administrative proceeding, without the need for any criminal proceeding. Many states have similar laws, which apply whether or not Medicare or Medicaid patients are involved.

In addition, another federal law, known as the “Stark law” was expanded in 1993, to significantly broaden its scope by prohibiting referrals by physicians under the Medicare or Medicaid programs to providers of designated health services with which such physicians have ownership or certain other financial arrangements. This law also prohibits billing for services rendered pursuant to a prohibited referral. Penalties for violation include denial of payment for the services, significant civil monetary penalties, and exclusion from Medicare and Medicaid. Several states have enacted laws similar to the Stark law to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of the payment for the care.

We exercise care in structuring our arrangements with physicians and other referral sources to comply in all material respects with applicable laws. We also take such laws into account when planning future centers, marketing and other activities, and expect that our operations will be in compliance with applicable law. The laws, rules and regulations described above are complex and subject to interpretation. In the event of a determination that we are in violation of such laws, rules or regulations, or if further changes in the regulatory framework occur, any such determination or changes could have a material adverse effect on our business. There can be no assurance however that we will not be found in non compliance in any particular situation.

If we fail to maintain state licenses or authorizations it could result in the closure of our centers.

The Arkansas State Medical Board and the Arkansas State Department of Health (“ASMB/ASDH”) are responsible for licensing, registering, and regulating all health care and health service facilities in Arkansas. ASMB/ASDH strive to ensure that these facilities and services comply with standards of safety and quality established by state and federal regulation. Under state and federal regulations, facilities must meet state licensing requirements, submit a completed application, required documentation, and have a satisfactory survey to be “deemed” certified or licensed. If our center loses its state license or its authorizations, it would result in the closure of our center, which would have a material adverse effect on our business.

Any inability to adequately protect our intellectual property could harm our competitive position.

We consider our methodologies, processes and know how to be proprietary. We seek to protect our proprietary information through confidentiality agreements with our employees. Our policy is to have employees enter into confidentiality agreements that contain provisions prohibiting the disclosure of confidential information to anyone outside of our company. There can be no assurance that the steps we take to protect our intellectual property will be successful. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate our competitive advantage.

We may face costly litigation that could force us to pay damages and harm our reputation.

Like other participants in the healthcare market, we are subject to lawsuits alleging negligence, product liability or other similar legal theories, many of which involve large claims and significant defense costs. Any of these claims, whether with or without merit, could result in costly litigation, and divert the time, attention, and resources of management. Although we currently maintain liability insurance intended to cover such claims, there can be no assurance that the coverage limits of such insurance policies will be adequate or that all such claims will be covered by the insurance. In addition, these insurance policies must be renewed annually. Although we have been able to obtain liability insurance, such insurance may not be available in the future on acceptable terms, or at all. A successful claim in excess of the insurance coverage could have a material adverse effect on our results of operations or financial condition.

If we are unable to obtain additional funding our business operations will be harmed and if we do obtain additional financing our then existing shareholders may suffer substantial dilution.

We will require additional funds to sustain our operations and institute our business plan.  We anticipate that we will require up to approximately $1,500,000 to fund our anticipated operations for the next twelve months. Additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy.  Even if we do receive additional financing, it may not be sufficient to sustain or expand our development operations or continue our business operations.

There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our development plans. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our officers, directors and principal shareholders will own a controlling interest in our voting stock and Investors will not have any voice in our management.

Our officers, directors and principal shareholders will, in the aggregate, beneficially own or control the votes of approximately 61.9% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

•	election of our board of directors;
•	removal of any of our directors;
•	amendment of our certificate of incorporation or bylaws; and
•	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our directors, executive officers and principal shareholders collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors, executive officers or principal shareholders, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Risks Relating to Our Common Stock:

There is presently no market for our common stock. Any failure to develop or maintain a trading market could negatively affect the value of our shares and make it difficult or impossible for you to sell your shares.

Prior to this offering, there has been no public market for our common stock and a public market for our common stock may not develop upon completion of this offering.  While we will attempt to have our common stock quoted on the Over-The-Counter Bulletin Board, since the OTC Bulleting Board is a dealer system we will have to seek market-makers to provide quotations for the common stock and it is possible that no market-maker will want to provide such quotations. Failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult for you to sell your shares or recover any part of your investment in us.  Even if a market for our common stock does develop, the market price of our common stock may be highly volatile.  In addition to the uncertainties relating to our future operating performance and the profitability of our operations, factors such as variations in our interim financial results, or various, as yet unpredictable factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

Even if our common stock is quoted on the OTC Bulletin Board under a symbol, the OTC Bulletin Board provides a limited trading market. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

If you purchase shares in this offering, you will experience immediate and substantial dilution.

The $22.22 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value.  Accordingly, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities.

Should our stock become listed on the OTC Bulletin Board, if we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the Over-The-Counter Bulletin Board, such as us we are seeking to become, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.   In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our company.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant.

Efforts to comply with recently enacted changes in securities laws and regulations will increase our costs and require additional management resources, and we still may fail to comply.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports on Form 10-KSB. In addition, the public accounting firm auditing the company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. These requirements are not presently applicable to us but we will become subject to these requirements at the end of 2007. If and when these regulations become applicable to us, and if we are unable to conclude that we have effective internal controls over financial reporting or if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. We have not yet begun a formal process to evaluate our internal controls over financial reporting. Given the status of our efforts, coupled with the fact that guidance from regulatory authorities in the area of internal controls continues to evolve, substantial uncertainty exists regarding our ability to comply by applicable deadlines.

There are restrictions on the transferability of the securities.

Until registered for resale, investors must bear the economic risk of an investment in the Shares for an indefinite period of time. Rule 144 promulgated under the Securities Act (“Rule 144”), which provides for an exemption from the registration requirements under the Securities Act under certain conditions, requires, among other conditions, a one-year holding period prior to the resale (in limited amounts) of securities acquired in a non-public offering without having to satisfy the registration requirements under the Securities Act. However, our securities currently are not eligible for the Rule 144 exemption. There can be no assurance that we will fulfill any reporting requirements in the future under the Exchange Act or disseminate to the public any current financial or other information concerning us, as is required by Rule 144 as part of the conditions of our availability.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.   We raised gross proceeds from a private placement of our common stock of $153,231.62, of which we received net proceeds of approximately $153,231.62.  We intend to use these net proceeds for general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

There is currently no public trading market for our common stock.

As of February 12, 2008, we had 158,160 shares of common stock issued and outstanding and approximately 30 stockholders of record of our common stock.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors.  We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Equity Compensation Plan Information

As of February 12, 2008, we have not adopted an equity compensation plan under which our common stock is authorized for issuance.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	-0-

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	-0-	-0-	-0-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATIONS

Some of the information in this Form S-1 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other “forward-looking” information

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this prospectus. See “Risk Factors.”

Overview

We were incorporated in the State of Oklahoma on November 8, 2004 as HQHealthQuest Medical & Wellness Centers, Ltd.  We incorporated a wholly-owned subsidiary in the State of Arkansas on May 5, 2005 as WellQuest Medical & Wellness Centers of Arkansas, Inc., which was subsequently re-registered as WellQuest of Arkansas, Inc.  We opened our proto-type medical center in Bentonville, Arkansas on September 12, 2005.

We provide an integrated medical delivery site with family physician healthcare services, preventive/wellness services and medical skin-care services.  The integration of these services embraces the clinical synergy of medical treatments for illness, preventive/wellness services and products for health maintenance and medically supervised skin-care treatments for aesthetic enhancement.

Results of Operations

The following discussion of the financial condition and results of operations should be read in conjunction with the financial statements included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.

Year ended December 31, 2006 compared to the year ended December 31, 2005

Net Revenues . We had net revenues for the year ended December 31, 2006 of $1,585,543 compared to the year ended December 31, 2006 which was $161,969. This increase of $1,423,574 is primarily the result of having a full year of operations and continued growth of business sales.

Operating Expenses . Operating Expenses for the year ended December 31, 2006 was $2,328,666 compared to the year ended December 31, 2005 which was $1,104,341. This increase of $1,224,325 was primarily the result of full year of operations and continued growth of business sales.

Operating Loss.  Operating Loss for the year ended December 31, 2006 was $(743,123) compared to the year ended December 31, 2005 which was $(942,372).  This decrease of $(199,249) was primarily the result of the continued growth of revenues as a result of full year of operations and continued growth of business sales.

Net Interest Expense. Our net interest expense for the year ended December 31, 2006 was $(140,663) compared to the year ended December 31, 2005 which was $(22,151).  This increase of $(118,512) was primarily the result of increased indebtedness and a full year of operations with interest payable on indebtedness.

Net Income (Loss) Applicable to Common Stock.  Net Income (Loss) for the year ended December 31, 2006 was $(883,786) as compared to year ended December 31, 2005 which was $(964,523).  This decrease of $(80,737) is primarily the result of result of having a full year of operations and continued growth of business sales.

Nine months ended September 30, 2007 compared to the nine months ended September 30, 2006

Net Revenues . We had net revenues for the nine months ended September 30, 2007 of $1,665,731 compared to the period nine months ended September 31, 2006 which was $1,085,404. This increase of $580,327 is primarily the result of continued growth of business sales.

Net Operating Expenses . Operating Expenses for the nine months ended September 30, 2007 was $1,884,652 compared to the nine months ended September 30, 2006 which was $1,554,099. This increase of $330,553 was primarily the result of variable costs and staffing related to continued growth and further development of the business model.

Operating Loss.  Operating Loss for the nine months ended September 30, 2007 was $(218,921) compared to the nine months ended September 30, 2006 which was (458,695).  This decrease of $(239,774) was primarily the result of increased expenses due to revenue growth.

Net Interest Expense. Our net interest expense for the nine months ended September 30, 2007 was $(129,596) compared to the nine months ended September 30, 2006 which was $(78,602).  This increase of $(50,994) was primarily the result of an increase in indebtedness.

Net Income (Loss) Applicable to Common Stock. Net Income (Loss) for the nine months ended September 30, 2007 was $(348,517) as compared to the period nine months ended September 30, 2006 which was $(537,297).  This decrease of $(189,380) is primarily the result of an increase in business revenues.

Liquidity and Capital Resources

As at September 30, 2007, we had a working capital deficit of $736,000. For the nine months ended September 30, 2007, we had net cash outflow from operating activities of $(220,758), cash used in investing activities totaled $(10,772) and cash provided by financing activities totaled $216,954.

As at December 31, 2006, we had a working capital deficit of $450,000. For the nine months ended September 30, 2007, we had net cash outflow from operating activities of $(687,437), cash used in investing activities totaled $(26,484) and cash provided by financing activities totaled $621,667.

On February 12, 2008, we issued 5,771 shares of our common stock to 18 accredited investors at a price of $22.22 per share.

Whereas the Company has been successful in the past in raising capital, no assurance can be given that these sources of financing will continue to be available to us and/or that demand for our equity/debt instruments will be sufficient to meet its capital needs, or that financing will be available on terms favorable to the Company. If funding is insufficient at any time in the future, the Company may not be able to take advantage of business opportunities or respond to competitive pressures, or may be required to reduce the scope of its planned service development and marketing efforts, any of which could have a negative impact on its business and operating results. In addition, insufficient funding may have a material adverse effect on the Company's financial condition, which could require it to:

- curtail operations significantly;
- sell significant assets;
- seek arrangements with strategic partners or other parties that may require the company to relinquish significant rights to products, technologies or markets; or
- explore other strategic alternatives including a merger or sale of the company.

To the extent that the Company raises additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders. If additional funds are raised through the issuance of debt securities, these securities may have rights, preferences and privileges senior to holders of common stock and the terms of such debt could impose restrictions on the Company's operations. Regardless of whether the Company's cash assets prove to be inadequate to meet the company's operational needs, the Company may seek to compensate providers of services by issuance of stock in lieu of cash, which may also result in dilution to existing shareholders.

The Company's current cash flow from operations will not be sufficient to maintain its capital requirements for the next twelve months. Accordingly, the Company's implementation of its business plan will depend upon its ability to raise additional funds through bank borrowings and equity or debt financing. We presently have limited availablilty to credit, bank financing or other external sources of liquidity. Due to our brief history and historical operating losses, our operations have not been a source of liquidity. There can be no assurance that we will be successful in obtaining additional funding.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

Accounts receivable principally represent receivables from customers and third-party payors for medical services provided by clinic physicians, less an allowance for contractual adjustments and doubtful accounts. The Company utilizes a third party billing organization that estimates the collectability of receivables based on industry standards and the Company’s collection history.  The Company recorded contractual adjustments and bad debt expense of approximately $246,000 and $41,000 in 2006 and 2005, respectively.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Useful lives of furniture and equipment are estimated to range from five to fifteen years; useful lives of leasehold improvements are estimated to be ten years. Gains or losses on sales or other dispositions of property are credited or charged to income in the period incurred. Repairs and maintenance costs are charged to income in the period incurred, unless it is determined that the useful life of the respective asset has been extended.

Revenue Recognition

The Company recognizes revenue in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements (SAB 104). Under SAB 104, revenue is recognized when the title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable and collectability is reasonably assured.

Net revenue of the Company is comprised of net clinic revenue and revenue derived from the sales of spa services and related products. Net clinic revenue is recorded at established rates reduced by provisions for doubtful accounts and contractual adjustments. Contractual adjustments arise as a result of the terms of certain reimbursement and managed care contracts. Such adjustments represent the difference between charges at established rates and estimated recoverable amounts and are recognized in the period the services are rendered. Any differences between estimated contractual adjustments and actual final settlements under reimbursement contracts are recognized in the year they are determined.

Spa revenues are recognized at the time of sale, as this is when the services have been provided or, in the case of product revenues, delivery has occurred, and the spa receives the customer’s payment. Revenues from purchases made with gift cards are also recorded when the customer takes possession of the merchandise or receives the service. Gift cards issued by the Company are recorded as a liability (deferred revenue) until they are redeemed. Gift cards expire one year from the date of the customer’s purchase.

Income Taxes

The Company accounts for income taxes following the asset and liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Under such method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years that the asset is expected to be recovered or the liability settled.

Earnings Per Share

The Company calculates and discloses earnings per share (EPS) in accordance with SFAS No. 128, Earnings Per Share (SFAS 128). SFAS 128 requires dual presentation of Basic and Diluted EPS on the face of the statements of operations and requires a reconciliation of the numerator and denominator of the Basic EPS computation to the numerator and denominator of the Diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

In computing Diluted EPS, only potential common shares that are dilutive — those that reduce earnings per share or increase loss per share — are included. Exercise of options and warrants or conversion of convertible securities is not assumed if the result would be antidilutive, such as when a loss from continuing operations is reported. The “control number” for determining whether including potential common shares in the Diluted EPS computation would be antidilutive is income from continuing operations. As a result, if there is a loss from continuing operations, Diluted EPS would be computed in the same manner as Basic EPS is computed, even if an entity has net income after adjusting for discontinued operations, an extraordinary item or the cumulative effect of an accounting change. Therefore, basic and diluted EPS are calculated in the same manner for the years ended December 31, 2006 and 2005, as there were losses from continuing operations for those periods.

Advertising

Advertising costs are expensed as incurred. Advertising expense approximated $96,000 and $85,000 in 2006 and 2005, respectively, and have been included in general corporate expenses in the consolidated statements of operations. The Company participates in cooperative advertising programs under which the vendor reimburses the Company for costs related to advertising for its products. The Company records such reimbursements as a reduction of advertising expense when the expense is incurred. During fiscal years 2006 and 2005, no amounts were received in excess of the Company’s related expense.

Stock Based Transactions

In connection with the valuation of equity transactions that occurred from January 1, 2005 to December 31, 2006, the Company considered SFAS No. 123 (revised 2004) and SFAS No. 123R, Share Based Payments (SFAS 123R), specifically paragraph 7. As a company without significant resources, management concluded that the expenditure of limited available funds to engage an outside valuation specialist to perform contemporaneous and comprehensive valuations in 2006 and 2005 was not an appropriate use of financial resources. We instead derived relevant valuations internally considering SFAS 123R and evaluated those figures in light of generally accepted accounting principles to establish fair values for accounting purposes.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an Amendment of APB Opinion No. 29 (SFAS 153). The guidance in APB Opinion 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS 153 amends APB Opinion 29 to eliminate an exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company adopted the provisions of this statement effective January 1, 2006. The adoption of SFAS 153 did not have a material effect on the Company’s consolidated financial statements and related disclosures.

On July 13, 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes, by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The cumulative effect of applying the provisions of FIN 48 will be recorded in retained earnings and other balance sheet accounts as applicable. The Company adopted the provisions of FIN 48 effective January 1, 2007. The adoption of FIN 48 did not have a material effect on the Company’s consolidated financial statements and related disclosures.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measures (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an Instrument is carried at fair value. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS 157 on its consolidated financial statements. The Company does not expect the adoption of SFAS 157 to have a material effect on its consolidated financial statements and related disclosures.

In September 2006, the SEC issued SAB No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements (SAB 108). SAB 108 addresses the practice of quantifying financial statement misstatements and the potential under current practice for the build-up of improper amounts on the balance sheet. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have a material effect on its consolidated financial statements and related disclosures.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS 159 to have a material effect on its consolidated financial statements and related disclosures.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160). SFAS 160 was issued to establish accounting and reporting standards for the noncontrolling interest in a subsidiary (formerly called minority interests) and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The Company does not expect the adoption of SFAS 160 to have a material effect on its consolidated financial statements and related disclosures.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS 141R). SFAS 141R was issued to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. The Company does not expect the adoption of SFAS 141R to have a material effect on its consolidated financial statements and related disclosures.

BUSINESS

OVERVIEW

We were incorporated in the State of Oklahoma on November 8, 2004 as HQHealthQuest Medical & Wellness Centers, Ltd.  We incorporated a wholly-owned subsidiary in the State of Arkansas on May 5, 2005 as WellQuest Medical & Wellness Centers of Arkansas, Inc., which was subsequently re-registered as WellQuest of Arkansas, Inc.  We opened our proto-type medical center in Bentonville, Arkansas on September 12, 2005.  Our principal offices are located at 3400 SE Macy Rd., Suite 18, Bentonville, Arkansas 72712.  Our telephone number is 479-845-0880.

We provide an integrated medical delivery site with family physician healthcare services, preventive/wellness services and medical skin-care services.  The integration of these services embraces the clinical synergy of medical treatments for illness, preventive/wellness services and products for health maintenance and medically supervised skin-care treatments for aesthetic enhancement.

Our wellness center is open daily from 8 am to 8 pm (12 pm to 6 pm on Sunday), providing our clients with the ability to be seen and treated seven days a week. We offer our services with and without appointments, occupational health services for business, preventive health alternatives and aggressive medical aesthetics.  Utilizing electronic medical records, digital radiology and diagnostic testing, and customer service protocols, we intend to brand and replicate the service centers in demographically selected metropolitan areas.  We manage the physician practices, own and lease certain medical equipment and personnel services, own and operate preventive care products and services and own and manage medical spa services and product sales.

Our service concept will initially target segments of metropolitan areas in the United States with household incomes above $75,000, business occupational healthcare needs, wellness oriented consumers and those seeking aesthetic/skincare improvements.   Health insurance companies are billed for allowed medical services and cash or credit cards are accepted for non-covered services.

INDUSTRY OVERVIEW

The healthcare industry in the United States ranks in World Health Organization studies as first in spending/cost per capita among industrialized nations but far behind other nations in many significant health status and quality rankings.  In spite of the abundance of advanced technology, healthcare providers, hospitals and service companies represent nearly 15% of the U.S. gross domestic product spending. We believe a lack of timely access to non-emergent care, lack of customer service orientation, high costs and lack of emphasis on preventive care are significant barriers to increased quality healthcare.

There is emerging demand for preventive and wellness lifestyles.  As insurance companies refuse to pay for such preventive services, people are paying out-of-pocket for these services in pursuit of better health and longer life.  There are similar trends of increased personal attention and spending for improved aesthetic services.

We believe that our integration of high customer service medical care, advanced technology, preventive/wellness services and aesthetic care in attractive and accessible facilities makes us a “solution company” for many families and businesses who want all of these services in a professional, accessible and pleasant environment.

OUR SERVICES

We deliver an integrated model of primary medical care, preventive/wellness services and medical esthetics in an upscale facility located in a high-traffic retail corridor.  Our site is called “WellQuest Medical Clinic and Spa”, a trademarked business name.  Our business concept combines a customer-service oriented medical treatment facility for interventional care with programmed preventive services and products that lead clients in the quest for wellness.  The facility also houses an advanced medical spa for skincare services and products.  We believe we are creating a new experience for the health-conscious healthcare consumers who have increased service expectations and are seeking not just to get well, but to stay well and look well.  Our facility, the interior design, aroma therapy, trained administrative receptionists, programmed visual and sound media fulfills are designed to not look, act or smell like a doctor’s office.  We believe this environment, experience and service can be replicated and branded.  This gives individual and business clients a predictable and consistent medical service.

Interventional Medical Services

Family practice physicians assisted by advanced practice nurses are available from 8 am to 8 pm six days per week and from noon to 6 pm on Sunday.  Scheduling protocols allow customers to schedule appointments to meet their busy schedules or to come without appointment when unplanned sickness or injuries occur.  For sudden sickness and minor injuries, we provide an alternative to the often long waits and excessive costs of hospital emergency rooms.  The extended hours and open access are attractive alternatives for business clients seeking occupational services for their employees.  The clinical services include the following:

•	Full-spectrum family practice services for adults and children;
•
Advanced Electronic Medical Records (EMR) that enables rapid, accurate and consistent medical documentation and protocols, safety features, follow-up planning and billing information.  In the future when we open additional sites, connectivity between our sites will allow clients to access their information for treatment or prescriptions at any of our available facilities;

•
Digital radiology for views of chest, abdomen, extremities, and head.  The digital images can be electronically delivered to referral specialists, employers (on work injuries) or other WellQuest sites.  The digital equipment has enhancement features that virtually eliminate repeat films;

•
Laboratory services include on-site testing and referral testing to major outsource lab companies.  Electronic bridges deliver the results directly to the client’s EMR for faster and more accurate results.  In the near future, clients with PIN numbers will be able to view their laboratory test results next day via the WellQuest website;

•	Blood pressure, temperature, pulse rates, EKG and pulmonary testing are also tied directly to the client’s EMR;
•	Women’s Health, annual fitness and wellness exams, Executive Health Services and extended health assessments; and
•	Occupational health services include treatment of work injuries, pre-employment exams, drug testing, company sponsored flu shots and education programs for workers.

Wellness and Preventive Health Services

Under the direction of our physicians, clients are provided with personalized programs for nutrition, lifestyle improvement, targeted health treatments and preventions.  These services are performed by physicians, nutritional counselors or other trained health clinical personnel, and the plans are recorded in the clients’ EMR.  Wellness and prevention are not adjuncts to medical treatment, but rather, an integrated part of the clinical treatment and service.  These services include:

•
Functional Intracellular Analysis (FIA) is a next generation blood test for measuring specific vitamins, minerals, antioxidants, and other essential micronutrients within an individual's white blood cells (lymphocytes);

•	Computerized body composition analysis that determines body mass composition by quadrants and measures intracellular water;
•	Nutritional counseling for weight loss that addresses nutrition, proper lifestyle, exercise and supplements;
•	Targeted health counseling for integrated treatment of diabetes, high cholesterol, high blood pressure, heart and circulatory problems;
•	Wellness protocols include counseling for nutritional supplements, vitamins and weight control products. We carry private label and other label nutraceutical products;
•	Therapeutic massage; and
•	Stress management.

Medical Spa Services

With a physician on-site at all times, RN’s, certified estheticians and Licensed Massage Therapists provide advanced skincare and massage services for clients.  Retail skincare and cosmeceuticals products are also offered in addition to the following services:

•	Personal esthetic concierge; a consultant to help clients plan and achieve their esthetic goals;
•
SkinPrint Facial Analysis utilizes high resolution camera, ultra-violet light photography and electronic probes to measure facial skin characteristics.  A sophisticated computer analysis reports the information to our certified estheticians and to compounding chemists in New York.  The analysis is used to produce customized skin care serums for each client’s personal needs.  The analysis is also used to discuss the treatment plan for long term results;

•	Specialized lasers are used for procedures such as hair removal, skin resurfacing, micro laser peels, spider-vein removal and wrinkle reduction;
•	Broad Band Light (BBL) equipment treats skin discoloration, blemishes, photo damage, collagen stimulation for skin tightening, and acne treatment;
•	We utilize custom protocols for facials, chemical peels, micro-dermabrasion and other fundamental procedures;
•	In addition to stress-relieving messages, our therapists collaborate with the physicians to address clinical therapies through massage;
•	Injectibles (such as Botox, Juvederm, Radiesse, Lipo Dissolve and Sculptra) that address wrinkles, fillers and sagging;
•	Cosmetic consultations assist clients in selecting and applying high quality mineral makeup, glosses and cosmetic products; and
•	Custom Spa Party events are offered for businesses, families and friends.

Management and Medical Services Agreement

On September 1, 2005, we entered into a Management and Medical Services Agreement with Northwest Arkansas Primary Care Physicians, P.A pursuant to which we engaged the physicians to provide medical direction to our one-stop primary healthcare and wellness centers in exchange for our providing certain management services to the physicians.  This agreement has an initial term of three years from the effective date of the agreement and shall automatically renew for successive 2 year terms unless either party gives notice of its intent not to renew at lease 90 days prior to the expiration of the then current term.

Medical Director Services Agreement

On September 1, 2005, we entered into a Medical Director Services Agreement with C. Wade Fox, M.D. pursuant to which we engaged Dr. Fox as medical director for our healthcare and wellness centers to advise us on the operations of our centers and to provide medical services to our customers.  This agreement has an initial term of three years from the initial date of the agreement and shall automatically renew for successive 2 year terms unless either party gives notice of its intent not to renew at lease 90 days prior to the expiration of the then current term.

Staffing

Our integrated facility is staffed to meet extended days and hours of service.  Staffing may also fluctuate with client volume.  The typical staffing pattern includes the following personnel and professionals:

Medical Clinic and Wellness Services (Six and one-half days, 78 hours per week)

•	One Physician and one Advanced Practice Nurse each week day.
•	One Physician each week-end and evening.
•	One/Two Licensed Practical Nurse(s) and one/two Licensed Medical Assistants
•	One laboratory/x-ray technician
•	Two/Three front administrative assistants
•	One Nutritional Counselor or Registered Dietitian (contracted or staffed per service).

Medical Spa (Open Monday through Saturday, 10 am to 6 pm.)

•	Spa Director
•	Two estheticians
•	One Registered Nurse
•	Two Licensed Massage Therapists
•	One Concierge/Receptionist; Second Receptionist

Management (Shared in each Metro Area by up to Five Facilities)

•	Management and Financial Director
•	Accounting/Bookkeeping
•	Business Development/Sales Representative
•	Part-time assistant/payroll

Marketing Strategy

Based upon our experience in our proto-type center and consultation with marketing consultants, we have developed a multi-faceted marketing approach that includes business/development sales personnel, direct mail, media and publications.  The sustaining emphasis, however, is built upon strong customer retention management, active public relations and customer referrals resulting from positive experience.  In addition, website, e-newsletters, in-house video/media, educational and promotional literature and staff training are essential foundations for the growth and success of the business.

FUTURE DEVELOPMENT

Our initial proto-type center has reached capacity in some service areas and expansion of space and personnel is being examined.  Our next step at the current center is to develop a standing Technical and Clinical Advisory Panel that will offer ongoing consultation for advancements in healthcare, wellness and skincare.

Our WellQuest integrated model was specifically planned from onset for branding, replication and networking.  The following features will be replicated when we build additional sites:

•	WellQuest Brand Name, logos and tag lines;
•	Marketing programs, mailers, promotions, etc.;
•	Facility floor plan, flow and interior design;
•	Equipment selection;
•	Policies and procedures;
•	Human Resource materials, staffing plans and policies;
•	Employee scripting for client service;
•	Service and supplier contracts;
•	Physician contracts and relationships;
•	Electronic Medical Record with proprietary templates and protocols;
•	Clinical, nutritional and medical spa protocols, programs and nomenclature;
•	Website;
•	Accounting, billing and collection services; and
•	Employee training

In regard to expansion, we are considering plans to place multiple facilities in geographic proximity in demographically targeted metropolitan areas.  The proximity would accommodate shared management, staffing, service contracting, marketing and physician contract services.  We are considering a first replication near the prototype center in Northwest Arkansas sometime in 2008, but no definitive plans have been set at this time.  We are also reviewing other metropolitan areas in the Southeast and Southwest United States.

COMPETITORS

We face competition from numerous healthcare service organizations, ranging from small independent local doctor and wellness offices to larger companies with offices nationwide. We are not aware of any other company that provides the broad range of services we provide, and as a result, we believe our competitors compete against us in one or two of our three main services provided. At the present time, we believe that there are no dominant competitors in the integrated medical healthcare, preventive/wellness and medical skin-care services but we would classify regional competitors as Mana Medical Associates (15 clinics in northwest Arkansas), Mercy Medical Clinics (11 clinics in northwest Arkansas) and Wellness and Skin Therapy Center (one clinic in Fayetteville) and national competitors as Radiance MedSpa Franchise Group (40 locations nationwide) and Sona Med Spas (19 locations nationwide).

GOVERNMENTAL REGULATIONS

The healthcare industry is subject to extensive and frequently changing federal, state and local regulations. Changes in applicable laws or any failure to comply with existing or future laws, regulations or standards could have a material adverse effect on our results of operations, financial condition, business and prospects. We believe our current arrangements and practices are in material compliance with applicable laws and regulations, but there can be no assurance that we are in compliance with all applicable existing laws and regulations or that we will be able to comply with new laws or regulations.

Certain of our clinicians, such as nurses, must comply with individual licensing requirements. All of our clinicians who are subject to licensing requirements are licensed in the state in which they are physically present, such as the location of the call center from which they operate. In the future, multiple state licensing requirements for healthcare professionals who provide services telephonically over state lines may require us to license some of our clinicians in more than one state. New judicial decisions, agency interpretations or federal or state legislation or regulations could increase the requirement for multi-state licensing of a greater number of our clinical staff, which would increase our administrative costs.

Certain aspects of our health management business are subject to unique licensing or permit requirements. For example, states may require our subsidiaries providing utilization review services to be licensed as a utilization review provider. We may also be required to obtain certification to participate in governmental payment programs, such as state Medicaid programs. Some states have established Certificate of Need ("CON") programs regulating the expansion of healthcare operations. The failure to obtain, renew or maintain any of the required licenses, certifications or CONs could adversely affect our business.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, governs electronic healthcare transactions and the privacy and security of medical records and other individually identifiable patient data. Any failure to comply with HIPAA could result in criminal penalties and civil sanctions.

A component of our business relies on reimbursement by government payors, such as state employee benefit plans, and that business is subject to particularly pervasive regulation by those agencies. These regulations impose stringent requirements for provider participation in those programs and for reimbursement of products and services. Additionally, we are subject to periodic audits or investigations by the Centers for Medicare and Medicaid Services, or CMS and/or its intermediaries, of our compliance with those requirements, and any deficiencies found may be extrapolated to cover a larger number of reimbursement claims. Additionally, many applicable laws and regulations are aimed at curtailing fraudulent and abusive practices in relation to those programs. These rules include the illegal remuneration provisions of the Social Security Act (sometimes referred to as the “Anti-Kickback” statute), which impose criminal and civil sanctions on persons who knowingly and willfully solicit, offer, receive or pay any remuneration, whether directly or indirectly, in return for, or to induce, the referral of a patient covered by a federal healthcare program to a particular provider of healthcare products or services. Related federal laws make it unlawful, in certain circumstances, for a physician to refer patients covered by federal healthcare programs to a healthcare entity with which the physician and/or the physician's family have a financial relationship. Additionally, a large number of states have laws similar to the federal laws aimed at curtailing fraud and abuse and physician “self-referrals.” These rules have been interpreted broadly such that any financial arrangement between a provider and potential referral source may be suspect. While we believe our business arrangements are in compliance with these laws and regulations, the government could take a contrary position or could investigate our practices.

In addition to the laws described above, the Federal False Claims Act imposes civil liability on individuals or entities that submit false or fraudulent claims for payment to the government. HIPAA created two new federal crimes: “Healthcare Fraud” and “False Statements Relating to Healthcare Matters.” The Healthcare Fraud statute prohibits knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program. The False Statements Relating to Healthcare Matters statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact by any trick, scheme or device or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. The Federal False Claims Act allows actions to be brought on the government's behalf by individuals under the Federal False Claims Act’s “qui tam” provision. Violation of these and other applicable rules can result in substantial fines and penalties, required repayment of monies previously recognized as income, as well as exclusion from future participation in government-sponsored healthcare programs.

There can be no assurance that we will not become the subject of a regulatory or other investigation or proceeding or that our interpretations of applicable laws and regulations will not be challenged. The defense of any such challenge could result in adverse publicity, substantial cost to us and diversion of management's time and attention. Thus, any such challenge could have a material adverse effect on our business, regardless of whether it ultimately is sustained.

RESEARCH AND DEVELOPMENT

The development of our health management programs and refinements to our operations are the result of cooperative efforts of our information technology, clinical, operating and marketing staffs. The costs of these development activities are charged to earnings when incurred.

EMPLOYEES

As of February 12, 2008, we had 28 full time employees, of whom 4 of our employees are in management, 10 of our employees are nurses, 2 of our employees are technicians, 2 of our employees are estheticians,  2 of our employees are massage therapists, 1 of our employees is a spa manager and 7 of our employees are administrative personnel.  We consider our relations with our employees to be good.

DESCRIPTION OF PROPERTIES

We maintain our principal office at 3400 SE Macy Rd., #18, Bentonville, Arkansas 72712.  Our telephone number at that office is (479) 845-0880 and our facsimile number is (479) 845-0887. Our current office space consists of approximately 6,956 square feet.  The lease runs until 2015 at a cost of $9,274.67 per month. We do not anticipate that we will need additional space in the near future and do not anticipate any difficulty securing alternative or additional space, if needed, on terms acceptable to us.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Names:	Ages	Titles:	Board of Directors
Steve Swift	61	President	Director
Curtis Rice	31	Vice President
Lawrence D. Field	47		Director
John O’Connor	53	Secretary	Director
Robert J. Zasa	57		Director

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Currently there are three seats on our board of directors.

Currently, our Directors are not compensated for their services, although their expenses in attending meetings are reimbursed. Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors. Biographical resumes of each officer and director are set forth below.

Steve Swift has been our President and Chairman of the Board of Directors since November 2004.  Between July 2004 and October 2004, Mr. Swift worked independently towards the development of the Company.  Between May 2000 and June 2004, Mr. Swift was the Chief Administrative Officer and Executive Director of Springer Clinic, Inc., a Tulsa, Oklahoma based medical treatment facility.  Mr. Swift received his Bachelor of Arts degree in Sociology from Texas Christian University in 1970, his Masters degree in Healthcare Administration from Trinity University in 1974 and did his residency at Baylor University Medical Center in 1973-1974.
.
Curtis Rice has been our Vice President since helping found the Company in 2001.  Since July 2006, Mr. Rice has been the Natural Gas Energy Trading Manager for Conagra Foods, an Omaha, Nebraska based food company.  Since December 2006, Mr. Rice has been the President of Patriot Energy, a Tulsa, Oklahoma based energy production investment company.  Since January 2006, Mr. Rice has been the Vice President for BlastMyMusic.com, Inc., a Tulsa, Oklahoma based online music distribution company.  Between June 1999 and July 2006, Mr. Rice worked for Williams Power Company, a Tulsa, Oklahoma based energy production company in various positions, including Natural Gas Manager (December 2003 to July 2006), Power Transmission Manager (December 2002 to July 2006), Global Energy Manager (May 2002 to December 2002), NGL/Olefin Trader Manager, Structured Analyst Manager, Weather Derivative Trader, Risk Analyst and Value at Risk.  Mr. Rice received his Masters in Business Administration from Tulsa University in 2001 and his Bachelor of Science degree in Business Administration from Oklahoma State University in 1999.

Lawrence D. Field has been a member of the Board of Directors since November 2004.  Since January 1989, Mr. Field has worked for Regent Private Capital, a Tulsa, Oklahoma based private investment company, as a Partner between January 1989 and June 2004 and as Managing Director since June 2004. Mr. Field  received his Bachelor of Science degree from the University of Texas at Austin in 1982.

John O’Connor has been our Secretary and a member of the Board of Directors since November 2004.  Since 2001, Mr. O’Connor has been the Chairman of the law firm Newton, O’Connor, Turner & Ketchum, based in Tulsa, Oklahoma. Mr. O’Connor has been a director of 3dIcon Corporation, a Tulsa, Oklahoma based public company. Mr. O’Connor received his Bachelor of Arts degree in Political Science from Oklahoma State University in 1977 and his Juris Doctorate degree from University of Tulsa College of Law in 1980.

Robert J. Zasa has been a member of the Board of Directors since April 2005.  Since June 1996, Mr. Zasa has been the founder and Partner of Woodrum/Ambulatory Systems, a Los Angeles, California based ambulatory and outpatient care company. Mr. Zasa was the founder, President and CEO of Premier Ambulatory Systems, Inc., an owner and operator of ambulatory surgery centers, Vice President of American Medical International and Chief Operating Officer of AMI Ambulatory Surgery Centres, Inc.  Mr. Zasa is an Adjunct Faculty Member of the Graduate Program in Health Services Administration at the University of Alabama in Birmingham, and serves as a guest lecturer on ambulatory healthcare topics at the UCLA School of Public Health. Mr. Zasa earned a Masters of Science degree in hospital and health administration from the University of Alabama Birmingham.

EXECUTIVE COMPENSATION

The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the last completed fiscal year exceeded $100,000:

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steve Swift, President	2007	$180,000	0	0	0	0	0	$16,470	$194,470

Option/SAR Grants in Fiscal Year Ended December 31, 2006

None.

Stock Option Plans

None.

Employment Agreements

On January 1, 2005, we entered into an employment agreement with Steve Swift, our chief executive officer.  Pursuant to the terms of the agreement, Mr. Swift will be employed by us for an initial term of 5 years from the effective date of the agreement.  Mr. Swift is to receive an annual base salary of $180,000 a year.  Upon the opening of the first clinic, Mr. Swift is to receive an annual base salary of $250,000 a year.  Mr. Swift is entitled to receive an increase to his base salary and receive certain bonuses to be determined by the Board of Directors based upon the performance of the Company during each calendar year.  Mr. Swift’s salary and bonus schedule will be reviewed by the Board of Directors on an annual basis.  Mr. Swift shall be entited to four weeks paid vacation during each year during the initial term.  The Company may terminate his employment (i) with cause, upon a determination by a majority of the Board of Directors or (ii) without cause, at any time, for any reason whatsoever and without prior notice.   Mr. Swift may voluntarily terminate his employment at any time for cause or without cause upon not less than 30 days written notice.  During the term of his employment and for a period thereafter, Mr. Swift will be subject to non-competition and non-solicitation provisions, subject to standard exceptions.  This agreement was amended on June 30, 2007 pursuant to which Mr. Swift’s annual base salary to be $180,000 until the Board determines otherwise.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as disclosed below, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of February 12, 2008.

•	by each person who is known by us to beneficially own more than 5% of our common stock;
•	by each of our officers and directors; and
•	by all of our officers and directors as a group.

NAME AND ADDRESS OF OWNER (1)	TITLE OF CLASS	NUMBER OF SHARES OWNED (2)	PERCENTAGE OF CLASS PRIOR TO/AFTER OFFERING (3)

Stephen H.M Swift and Judith Swift	Common Stock	46,720	29.54%

Curtis L. Rice	Common Stock	8,595	5.43%

Lawrence D. Field	Common Stock	6,570	4.15%

John O’Connor and Lucia D. O’Connor	Common Stock	6,570	4.15%

Ambulatory Systems Development (4)	Common Stock	6,570	4.15%

Regent Private Capital, LLC (5)	Common Stock	6,570	4.15%

All Officers and Directors	Common Stock	75,025	47.44%
As a Group (5 persons)

(1) Unless otherwise noted, the mailing address of each beneficial owner is 3400 SE Macy Rd., #18, Bentonville, Arkansas 72712.

(2) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of February 28, 2007 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(3) Based upon 158,160 shares issued and outstanding on February 12, 2008.

(4) Robert Zasa has sole voting and dispositive power of the shares held by Ambulatory Systems Development.  Mr. Zasa is a director of the Company.

(5) Lawrence D. Field has sole voting and dispositive power of the shares held by Regent Private Capital, LLC.

The following table sets forth certain information regarding beneficial ownership of our preferred stock as of February 12, 2008.

•	by each person who is known by us to beneficially own more than 5% of our common stock;
•	by each of our officers and directors; and
•	by all of our officers and directors as a group.

NAME AND ADDRESS OF OWNER (1)	TITLE OF CLASS	NUMBER OF SHARES OWNED (2)	PERCENTAGE OF CLASS PRIOR TO/AFTER OFFERING (3)

Stephen H.M Swift and Judith Swift	Preferred Stock	0	*

Curtis L. Rice	Preferred Stock	2,340	8.33%

Lawrence D. Field	Preferred Stock	0	*

John O’Connor and Lucia D. O’Connor	Preferred Stock	0	*

Ambulatory Systems Development (4)	Preferred Stock	3,375	7.00%

Terra Nova Partners, L.P. (5)	Preferred Stock	4,500	9.34%

Charles C. Stephenson, Jr.	Preferred Stock	4,500	9.34%

Derek Johannson	Preferred Stock	4,500	9.34%

Benjamin P. and Kelly C. Ferrell	Preferred Stock	5,625	11.67%

Industrial and Commercial Developments Pty, Ltd. (6)	Preferred Stock	3,375	7.00%

All Officers and Directors	Preferred Stock
As a Group (5 persons)

* Less than 1%.

(1) Unless otherwise noted, the mailing address of each beneficial owner is 3400 SE Macy Rd., #18, Bentonville, Arkansas 72712.

(2) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of February 28, 2007 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(3) Based upon 48,181 shares issued and outstanding on February 12, 2008.

(4) Robert Zasa has sole voting and dispositive power of the shares held by Ambulatory Systems Development.  Mr. Zasa is a director of the Company.

(5) Jesse Gill has sole voting and dispositive power of the shares held by Terra Nova Partners, L.P.

(5) Stefan J. Ahrens has sole voting and dispositive power of the shares held by Industrial and Commercial Developments Pty, Ltd..

DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 2,500,000 shares of common stock, par value $.01. As of February 12, 2008, there were 106,171 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

PREFERRED STOCK

We are authorized to issue up to 50,000 shares of preferred stock, par value $.01 per share. The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Oklahoma.  As of February 12, 2008, there were 48,181 shares of preferred stock outstanding.

Series A Preferred Stock

On January 28, 2005, the Company filed a Certificate of Designation of Voting Powers and Rights of Series A  Convertible Preferred Stock, pursuant to which the Company is authorized to issue up to 50,000 shares. The Preferred Stock has a fixed conversion price of $22.22 and is convertible into an aggregate of 50,000 shares of common stock at the option of the holder. The Preferred Stock does not pay an annual dividend and each holder of preferred stock shall be entitled to one vote per share with respect to any matter brought before such meeting to the same  The conversion price of the Preferred Stock is subject to adjustment in certain instances, including the issuance by the Company of securities with a lower conversion or exercise price. The Series A preferred stock has no voting rights, except as required by law.

OPTIONS

None.

WARRANTS

In connection with the issuance of the convertible debentures described below, the Company issued warrants to purchase 3,375 shares of the common stock of the Company at a price of $0.01 per share.    The warrants are exerciseable until March 31, 2008.

CONVERTIBLE SECURITIES

The Company has issued an aggregate principal amount of $440,446.91 of convertible debentures with detachable warrants to certain stockholders between December 2006 and April 2007. These debentures bear interest at the fixed rate of 10% per annum, and shall be paid in arrears on a quarterly basis, commencing April 1, 2007. These debentures mature on January 1, 2009, at which time the unpaid principal balance will be due and payable. The rights of the holders under these debentures to collect the amounts due are subordinated to the rights of certain banks. These debentures shall be convertible in full into shares of the Company’s Class A convertible preferred stock at the option of the holder at any time after the date of issuance. No partial conversions of the debentures shall be allowed. The conversion price shall be $22.22 per share, subject to adjustment pursuant to the terms of the debenture agreement.

ISSUANCE OF SECURITIES TO THE SELLING STOCKHOLDERS

On February 12, 2008, we issued 5,771 shares of our common stock to 18 accredited investors at a price of $22.22 per share.  These shares were issued in reliance on the exemption provided by Regulation D promulgated under the Securities Act of 1933, as amended.

On February 12, 2008, we issued 3,000 shares of our common stock to Sichenzia Ross Friedman Ference LLP in consideration for legal services rendered.  These shares were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

On February 12, 2008, we issued 16,000 shares of our common stock to Concordia Financial Group, Inc. in consideration for consulting and financial services rendered.  These shares were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Oklahoma law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

No market currently exists for our shares.  The price reflected in this prospectus of $22.22 per share is the initial offering price of the shares of common stock upon the effectiveness of this prospectus.  The selling stockholders may, from time to time, sell any or all of their shares of common stock covered by this prospectus in private transactions at a price of $22.22 per share or on any stock exchange, market or trading facility on which the shares may then be traded. If our shares are quoted on the Over-the-Counter Bulletin Board ("OTCBB"), the selling stockholders may sell any or all of their shares at prevailing market prices or privately negotiated prices. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. We will pay the expense incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The $22.22 per share offering price of the shares of common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Additionally, the offering price of our shares is higher than the price paid by our founders, and exceeds the per share value of our net tangible assets. Therefore, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities, if the need for additional financing forces us to make such sales. Investors should be aware of the risk of judging the real or potential future market value, if any, of our common stock by comparison to the offering price.

The selling stockholder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholder may pledge its shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event that the selling stockholder is deemed affiliated with purchasers or distribution participants within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder is contractually restricted from engaging in short sells. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.

Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership of the selling stockholders as of February 12, 2008. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

	Beneficial Ownership Prior to this Offering (1)			Beneficial Ownership After this Offering (1) (2)
Selling Stockholder	Number of Shares	Percent of Class	Shares That May be Offered and Sold Hereby	Number of Shares	Percent of Class
Gary J. Blan and Jayna O. Blan	1,000	1.20%	1,000	0	0
Lance Kilgore	451	*	451	0	0
Clark Hohannson	225	*	225	0	0
W.G. Campbell	225	*	225	0	0
Richard Morantz	225	*	225	0	0
Doug Buhler	225	*	225	0	0
Gary Coleman	225	*	225	0	0
Dave Macangus	225	*	225	0	0
Gary Shnier	225	*	225	0	0
Scott Johannson	225	*	225	0	0
Eric Johannson	225	*	225	0	0
Rick Duha	225	*	225	0	0
Alan Killian	225	*	225	0	0
Greg Jeter	225	*	225	0	0
Chet Hood	225	*	225	0	0
Jim Horan	675	*	675	0	0
Loren Ilvedson	495	*	495	0	0
Cynthia Reese	225	*	225	0	0
Sichenzia Ross Friedman Ference LLP (3)	3,075	1.94%	3,075	0	0
Concordia Financial Group, Inc.	7,000	4.43%	7,000	0	0
* Less than 1%.

(1)	Percentage calculated on the basis of 158,160 shares of common stock outstanding on February 12, 2008.

(2)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligations known to us to sell any shares of common stock at this time.

(3)	Gregory Sichenzia, Marc J. Ross, Richard A. Friedman and Michael Ference have shared voting and dispositive power over the shares held by Sichenzia Ross Friedman Ference LLP.

(4)	Kenneth Evans, Jr. has sole voting and dispositive power over the shares held by Concordia Financial Group, Inc.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.   Sichenzia Ross Friedman Ference LLP is also the holder of 3,075 shares of our common stock, all of which are included in this registration statement.

EXPERTS

Tullius Taylor Sartain & Sartain LLP, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2006 and 2005 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act.  We have filed with the SEC a registration statement on Form S-1 to register the securities offered by this prospectus.  For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C.  20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

HQHEALTHQUEST MEDICAL & WELLNESS CENTERS, LTD.

INDEX TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2006 and 2005
Consolidated Balance Sheets	F-2
Consolidated Statements of Operations	F-3
Consolidated Statements of Cash Flows	F-4
Consolidated Statements of Stockholders’ Deficit	F-5
Notes to Consolidated Financial Statements	F-6 to F-13

For the Three and Nine Months Ended September 30, 2007 and 2006
Consolidated Balance Sheets:	F-14

Consolidated Statements of Operations:
Three and Nine Months Ended September 30, 2007 and 2006	F-15

Consolidated Statements of Cash Flows:
Nine Months Ended September 30, 2007 and 2006 (Unaudited)	F-16

Notes to Unaudited Consolidated Financial Statements:
September 30, 2007	F-17 to F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
HQHealthQuest Medical & Wellness Centers, LTD

We have audited the consolidated balance sheets of HQHealthQuest Medical & Wellness Centers, LTD and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HQHealthQuest Medical & Wellness Centers, LTD and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ TULLIUS TAYLOR SARTAIN & SARTAIN LLP

Fayetteville, Arkansas
February 13, 2008

HQHEALTHQUEST MEDICAL & WELLNESS CENTERS, LTD.

Consolidated Balance Sheets
December 31, 2006 and 2005

ASSETS
	2006	2005
CURRENT ASSETS
Cash	$21,287	$113,541
Accounts receivable, less allowances
of $90,379 and $40,878 at December 31, 2006 and 2005, respectively	223,028	61,549
Other current assets	26,907	58,374
Total current assets	271,222	233,464

PROPERTY AND EQUIPMENT, NET	407,086	461,888

CERTIFICATE OF DEPOSIT - RESTRICTED	250,000	250,000

	$928,308	$945,352

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Line of credit	$148,988	$-
Accounts payable	187,494	71,651
Accrued liabilities	142,405	64,359
Due to physicians and related parties	168,851	117,665
Current maturities of long-term debt	89,898	37,775
Total current liabilities	737,636	291,450

LONG-TERM DEBT, LESS CURRENT MATURITIES	882,102	962,225
SUBORDINATED DEBENTURES PAYABLE TO STOCKHOLDERS	338,669	-
Total liabilities	1,958,407	962,225

STOCKHOLDERS' DEFICIT
Series A convertible preferred stock - $.01 par value;
authorized 50,000 shares; 36,315 and 29,025 shares issued and
outstanding at December 31, 2006 and 2005, respectively	363	290
Common stock - $.01 par value; authorized 2,500,000 shares; 75,500
and 73,000 shares issued and outstanding at December 31, 2006 and 2005, respectively	755	730
Additional paid-in capital	817,092	655,180
Accumulated deficit	(1,848,309)	(964,523)
	(1,030,099)	(308,323)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$928,308	$945,352

HQHEALTHQUEST MEDICAL & WELLNESS CENTERS, LTD.

Consolidated Statements of Operations
Years ended December 31, 2006 and 2005

	2006	2005
Net revenue	$1,585,543	$161,969
Operating expenses:
Salaries, wages and benefits	876,950	353,703
Rents and facility expenses	262,658	81,750
Clinic direct expenses, excluding salaries, wages and benefits	601,396	156,703
Spa direct expenses, excluding salaries, wages and benefits	216,573	34,249
General corporate expenses	289,803	452,639
Depreciation and amortization	81,286	25,297
Total operating expenses	2,328,666	1,104,341
Operating loss	(743,123)	(942,372)
Interest income (expense):
Interest income	11,032	4,255
Interest expense	(151,695)	(26,406)
Net interest expense	(140,663)	(22,151)
Net loss applicable to common stock	$(883,786)	$(964,523)
Loss per common share:
Basic and diluted	$(12.00)	$(14.05)
Weighted average number of common shares and dilutive common share equivalents outstanding:
Basic and diluted	73,647	68,662

HQHEALTHQUEST MEDICAL & WELLNESS CENTERS, LTD.

Consolidated Statements of Stockholders’ Deficit
Years ended December 31, 2006 and 2005

	Common		Series A Convertible Preferred	Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Stock	Stock	Capital	Deficit	Deficit
Balance, December 31, 2004	66,430	$664	$-	$9,336	$-	$10,000
Net loss	-				(964,523)	(964,523)
Issuance of common stock for cash	6,570	66	-	1,134	-	1,200
Issuance of convertible preferred stock forcash	-	-	290	644,710	-	645,000
Balance, December 31, 2005	730	730	290	655,180	(964,523)	(308,323)
Net loss	-				(883,786)	(883,786)
Issuance of common stock for cash	2,500	25	-	-	-	25
Issuance of convertible preferred stock forcash	-	-	73	161,912	-	161,985
Balance, December 31, 2006	75,500	$755	$363	$817,092	$(1,848,309)	$(1,030,099)

HQHEALTHQUEST MEDICAL & WELLNESS CENTERS, LTD.

Consolidated Statements of Cash Flows
Years ended December 31, 2006 and 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(883,786)	$(964,523)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	81,286	25,297
Provision for uncollectible accounts	49,501	40,878
Changes in assets and liabilities:
Accounts receivable	(210,980)	(102,427)
Other current assets	31,469	(58,374)
Accounts payable and accrued liabilities	193,887	136,010
Due to physicians and related parties	51,186	117,665
Net cash used in operating activities
	(687,437)	(805,474)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of restricted certificate of deposit	-	(250,000)
Purchases of property and equipment	(33,106)	(487,185)
Proceeds from sale of property and equipment	6,622	-
Net cash used in investing activities	(26,484)	(737,185)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term borrowings	-	1,000,000
Repayment of long-term borrowings	(28,000)	-
Proceeds from issuance of subordinated notes
to stockholders	338,669	-
Net borrowings on line of credit	148,988	-
Proceeds from issuance of common stock	25	1,200
Proceeds from issuance of convertible preferred stock	161,985	645,000
Net cash provided by financing activities	621,667	1,646,200

Net increase (decrease) in cash	(92,254)	103,541
Cash, beginning of year	113,541	10,000

Cash, end of year	$21,287	$113,541

Supplemental disclosures of cash flow information:
Cash paid for interest	$118,741	$26,406

HQHEALTHQUEST MEDICAL & WELLNESS CENTERS, LTD.

Notes to Consolidated Financial Statements December 31, 2006 and 2005

1.  Organization and Business Description and Management’s Plans

HQHealthQuest Medical & Wellness Centers, LTD (“HQHealthQuest”) was incorporated in the state of Oklahoma in November 2004.  It’s wholly-owned subsidiary, WellQuest of Arkansas, Inc., was incorporated in the state of Arkansas in May 2005.

HQHealthQuest delivers an integrated model of primary medical care, preventive/wellness services and medical esthetics in upscale facilities located in high-traffic retail corridors.  The delivery site is titled “WellQuest Medical Clinic and Spa”, a trademarked business name.  The WellQuest concept combines a customer-service oriented medical treatment facility for interventional care with programmed preventive services and products that lead clients in the quest for wellness.  The facility also houses an advanced medical spa for skincare services and products. HQHealthQuest currently operates a prototype facility in Bentonville, Arkansas.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of HGHealthQuest Medical & Wellness Centers, LTD, it’s wholly owned subsidiary, WellQuest of Arkansas, Inc. and Northwest Arkansas Primary Care Physicians, P.A. (collectively, the “Company”).  In December 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation 46R (FIN 46R), Consolidation of Variable Interest Entities.  FIN 46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, which addressed the consolidation by business enterprises of variable interest entities (VIEs).  FIN 46R provides guidance in determining when VIEs should be consolidated in the financial statements of the primary beneficiary.

As a result of HQHealthQuest’s evaluation of the effect that the adoption of FIN 46R would have on HQHealthQuest's results of operations and financial condition, HQHealthQuest determined that Northwest Arkansas Primary Care Physicians, P.A. qualifies for consolidation, as HQHealthquest is the primary beneficiary of the operations of the clinic after physician compensation pursuant to the terms of the management agreement.  As a result, the operations of the clinic, primarily clinic revenues and expenses, were consolidated into HQHealthQuest for financial statement reporting purposes in accordance with the provisions of FIN 46R.  All significant intercompany accounts and transactions have been eliminated.

Management’s Plans

The financial statements of the Company have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At December 31, 2006, the Company had a working capital deficit of approximately $466,000 and had incurred net losses of approximately $884,000 for the year ended December 31, 2006.  The Company also has an accumulated deficit of approximately 1.9 million at December 31, 2006.  The Company has, in large part, been supported by the proceeds from the SBA guaranteed debt and certain major stockholders.  There is no commitment for such stockholders to continue providing financial support to the Company.

These factors, among others, raised initial doubt concerning the ability of the Company to continue as a going concern.  The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.  The ability of the Company to continue as a going concern is dependent upon the ongoing support of its stockholders, investors, customers and creditors, and its ability to successfully establish and operate additional clinics and spas throughout selected geographical markets.  As discussed in the following paragraph, the Company will require additional financial resources in order to fund obligations as they become due.

HQHEALTHQUEST MEDICAL & WELLNESS CENTERS, LTD.

Notes to Consolidated Financial Statements December 31, 2006 and 2005

HQHealthQuest is seeking to identify potential equity participants in the public equity market in an attempt to generate sufficient additional investment capital to meet working capital needs for expansion and development.  Management and major stockholders are currently marketing the Company based on management's plans which include: expanding the prototype model throughout Northwest Arkansas by the fall of 2008, which will enable HQHealthQuest to spread its management costs over several centers; fund expansion to a major metropolitan area in the Southwest; and complete development of the business model.  This funding will further allow HQHealthQuest to reduce debt service requirements.

Completion of management's plans will require that the Company receive the proceeds from the equity offering or obtain additional debt or equity financing beyond those resources currently available to the Company.  There is no assurance the Company will be successful in securing resources to fund current obligations as they become due in 2007 or to support the Company until such time, if ever, that the Company is able to consistently generate income from operations.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

Accounts receivable principally represent receivables from customers and third-party payors for medical services provided by clinic physicians, less an allowance for contractual adjustments and doubtful accounts. The Company utilizes a third party billing organization that estimates the collectability of receivables based on industry standards and the Company’s collection history.  The Company recorded contractual adjustments and bad debt expense of approximately $246,000 and $41,000 in 2006 and 2005, respectively.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Useful lives of furniture and equipment are estimated to range from five to fifteen years; useful lives of leasehold improvements are estimated to be ten years. Gains or losses on sales or other dispositions of property are credited or charged to income in the period incurred. Repairs and maintenance costs are charged to income in the period incurred, unless it is determined that the useful life of the respective asset has been extended.

HQHEALTHQUEST MEDICAL & WELLNESS CENTERS, LTD.

Notes to Consolidated Financial Statements December 31, 2006 and 2005

Revenue Recognition

The Company recognizes revenue in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements (SAB 104). Under SAB 104, revenue is recognized when the title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable and collectability is reasonably assured.

Net revenue of the Company is comprised of net clinic revenue and revenue derived from the sales of spa services and related products. Net clinic revenue is recorded at established rates reduced by provisions for doubtful accounts and contractual adjustments. Contractual adjustments arise as a result of the terms of certain reimbursement and managed care contracts. Such adjustments represent the difference between charges at established rates and estimated recoverable amounts and are recognized in the period the services are rendered. Any differences between estimated contractual adjustments and actual final settlements under reimbursement contracts are recognized in the year the settlements are determined.

Spa revenues are recognized at the time of sale, as this is when the services have been provided or, in the case of product revenues, delivery has occurred, and the spa receives the customer’s payment. Revenues from purchases made with gift cards are also recorded when the customer takes possession of the merchandise or receives the service. Gift cards issued by the Company are recorded as a liability (deferred revenue) until they are redeemed. Gift cards expire one year from the date of the customer’s purchase.

Income Taxes

The Company accounts for income taxes following the asset and liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Under such method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years that the asset is expected to be recovered or the liability settled.

Earnings Per Share

The Company calculates and discloses earnings per share (EPS) in accordance with SFAS No. 128, Earnings Per Share (SFAS 128). SFAS 128 requires dual presentation of Basic and Diluted EPS on the face of the statements of operations and requires a reconciliation of the numerator and denominator of the Basic EPS computation to the numerator and denominator of the Diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

In computing Diluted EPS, only potential common shares that are dilutive — those that reduce earnings per share or increase loss per share — are included. Exercise of options and warrants or conversion of convertible securities is not assumed if the result would be antidilutive, such as when a loss from continuing operations is reported. The “control number” for determining whether including potential common shares in the Diluted EPS computation would be antidilutive is income from continuing operations. As a result, if there is a loss from continuing operations, Diluted EPS would be computed in the same manner as Basic EPS is computed, even if an entity has net income after adjusting for discontinued operations, an extraordinary item or the cumulative effect of an accounting change. Therefore, basic and diluted EPS are calculated in the same manner for the years ended December 31, 2006 and 2005, as there were losses from continuing operations for those periods.

Ant dilutive and/or non-exercisable warrants and convertible preferred stock and convertible subordinated debentures represent approximately 46,000 common shares which may become dilutive in future calculations of EPS.

HQHEALTHQUEST MEDICAL & WELLNESS CENTERS, LTD.

Notes to Consolidated Financial Statements December 31, 2006 and 2005

Advertising

Advertising costs are expensed as incurred. Advertising expense approximated $96,000 and $85,000 in 2006 and 2005, respectively, and have been included in general corporate expenses in the consolidated statements of operations.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an Amendment of APB Opinion No. 29 (SFAS 153). The guidance in APB Opinion 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS 153 amends APB Opinion 29 to eliminate an exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company adopted the provisions of this statement effective January 1, 2006. The adoption of SFAS 153 did not have a material effect on the Company’s consolidated financial statements and related disclosures.

On July 13, 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes, by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The cumulative effect of applying the provisions of FIN 48 will be recorded in retained earnings and other balance sheet accounts as applicable. The Company adopted the provisions of FIN 48 effective January 1, 2007. The adoption of FIN 48 did not have a material effect on the Company’s consolidated financial statements and related disclosures.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measures (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an Instrument is carried at fair value. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS 157 on its consolidated financial statements. The Company does not expect the adoption of SFAS 157 to have a material effect on its consolidated financial statements and related disclosures.

HQHEALTHQUEST MEDICAL & WELLNESS CENTERS, LTD.

Notes to Consolidated Financial Statements December 31, 2006 and 2005

In September 2006, the SEC issued SAB No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements (SAB 108). SAB 108 addresses the practice of quantifying financial statement misstatements and the potential under current practice for the build-up of improper amounts on the balance sheet. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have a material effect on its consolidated financial statements and related disclosures.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS 159 to have a material effect on its consolidated financial statements and related disclosures.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160). SFAS 160 was issued to establish accounting and reporting standards for the noncontrolling interest in a subsidiary (formerly called minority interests) and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The Company does not expect the adoption of SFAS 160 to have a material effect on its consolidated financial statements and related disclosures.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS 141R). SFAS 141R was issued to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. The Company does not expect the adoption of SFAS 141R to have a material effect on its consolidated financial statements and related disclosures.

3.  Property and Equipment

The following is a summary of property and equipment as of December 31:

	2006	2005
Furniture and equipment	$494,514	$468,607
Leasehold improvements	18,578	18,578
	513,092	487,185
Less accumulated depreciation	106,006	25,297
Property and equipment, net	$407,086	$461,888

4.  Line of Credit

The Company has a revolving line of credit with a bank dated June 12, 2006 that allows for a maximum borrowing of $250,000. The note is due on demand or, if no demand, April 12, 2008. Interest accrues on this note at the Wall Street Journal prime rate plus 1.25% (9.5% at December 31, 2006) and is payable monthly. The note is collateralized by accounts receivable and general intangibles, as well as personal guarantees from certain officers, directors and stockholders. This note is subordinated to the note payable to a bank discussed in Note 5.

HQHEALTHQUEST MEDICAL & WELLNESS CENTERS, LTD.

Notes to Consolidated Financial Statements December 31, 2006 and 2005

5.  Long-Term Debt

Long-Term Debt

The Company has a note payable to a bank dated August 3, 2005. The proceeds of this loan have been used to fund business start-up costs, acquisitions of equipment and to fund general operations. The loan agreement bears interest at the Wall Street Journal prime rate plus 2.5% adjusted quarterly (10.75%  at December 31, 2006). The Company was required to pay twelve payments of interest only beginning one month from the date of the loan and each month thereafter. Beginning in the thirteenth month of the loan, the Company began paying monthly principal and interest payments of $15,837 through the date of maturity. The loan matures on August 3, 2013 and is secured by essentially all assets of the Company as well as a 75% guaranty by the Small Business Administration, a personal guaranty from the Company’s CEO and majority stockholder and life insurance of $1,000,000 on the CEO. $250,000 of the original loan proceeds were used to purchase a certificate of deposit to serve as partial collateral for this note. This restricted certificate of deposit has been reflected in the consolidated balance sheet as a long-term asset.

This note payable contains certain restrictive covenants, both financial and non-financial. As of December 31, 2006, the Company was not in compliance with certain of these covenants, and has obtained a written waiver of said covenants from the bank.

At December 31, the balance of this note was as follows:

	2006	2005
Note payable	$972,000	$1,000,000

Less current maturities	89,898	37,775

Note payable, less current maturities	$882,102	$962,225

Subordinated Debentures, Payable to Stockholders

Subordinated Debentures with Detachable Warrants

In 2006, the Company issued debentures with detachable warrants to certain stockholders. These debentures bear interest at the fixed rate of 10% per annum, and shall be paid in arrears on a quarterly basis, commencing December 31, 2006. These debentures mature on March 31, 2008, at which time the unpaid principal balance will be due and payable. The rights of the holders under these debentures to collect the amounts due are subordinated to the rights of the banks owed as identified in Long-Term Debt above and Note 4. As additional consideration for these debentures, the Company issued warrants to purchase 2,500 shares of the common stock of the Company at a price of $0.01 per share. All such warrants were exercised in 2006.

HQHEALTHQUEST MEDICAL & WELLNESS CENTERS, LTD.

Notes to Consolidated Financial Statements December 31, 2006 and 2005

Subordinated Convertible Debentures with Detachable Warrants

In 2006, the Company issued convertible debentures with detachable warrants to certain stockholders. These debentures bear interest at the fixed rate of 10% per annum, and shall be paid in arrears on a quarterly basis, commencing April 5, 2007. These debentures mature on June 30, 2009, at which time the unpaid principal balance will be due and payable. The rights of the holders under these debentures to collect the amounts due are subordinated to the rights of the banks owed as identified in Long-Term Debt above and Note 4. These debentures shall be convertible in full into shares of the Company’s Class A convertible preferred stock at the option of the holder at any time after the date of issuance. No partial conversions of the debentures shall be allowed. The conversion price shall be $22.22 per share, subject to adjustment pursuant to the terms of the debenture agreement. As additional consideration for these debentures, the Company issued warrants to purchase 4,274 shares of the common stock of the Company at a price of $0.01 per share. The holder of these debentures will have the option to either: (i) exercise the warrant and acquire common stock, or (ii) exercise the conversion feature of this debenture, and acquire preferred stock of the Company. There were no conversions or exercise of warrants attributable to these convertible debentures in 2006.
Subordinated debentures payable to stockholders consisted of the following as of December 31, 2006:

The aggregate maturities of long-term debt and subordinated debentures at December 31, 2006, are as follows:

Subordinated debentures with detachable warrants	$125,005
Subordinated convertible debentures with detachable warrants	213,664
$338,669

6. Lease Commitments

The Company leases office space and a vehicle under operating leases expiring September 2015 and July 2007, respectively.  The vehicle is leased from the Company’s CEO, who is also a stockholder. Future minimum rental payments as of December 31, 2006 approximate:

2007	$89,898
2008	225,057
2009	325,018
2010	123,933
2011	137,932
Thereafter	408,831

$1,310,669

HQHEALTHQUEST MEDICAL & WELLNESS CENTERS, LTD.

Notes to Consolidated Financial Statements December 31, 2006 and 2005

7. Series A Convertible Preferred Stock

A summary of the preferred stock at December 31, 2006 is as follows:

	Shares	Shares	Shares	Par	Liquidation
	Authorized	Issued	Outstanding	Value	Value
Series A	50,000	36,315	36,315	$.01	$1,613,839

During 2005, 29,025 shares of the Company’s Series A convertible preferred stock (“preferred stock”) were issued at $22.22 a share. In 2006, 7,290 shares of the preferred stock were issued at $22.22 per share.

A summary of the rights, preferences, and privileges of the preferred stock is as follows:

Dividends – The holders of the preferred stock shall have no dividend preference over the Company’s common stock. In the event the board of directors shall ever declare a dividend, the holders of the preferred stock shall be entitled to participate in such dividend, pro rata, to the same extent as any holder of the common stock on which such dividend may be declared.

Liquidation – In the event of any liquidation, dissolution, or winding-up of the Company (including a change of control), the holders of the preferred stock shall be entitled to receive, out of the remaining assets of the Company, the liquidation valued in cash for each of the shares of preferred stock they then hold. These distributions will be made prior to any distributions to other stockholders. Any amounts remaining after such distributions will be distributed to the holders of the common stock and the preferred stock on parity with each other (on an as-converted basis). In the event the Company at any time for from time to time after the original issue date shall declare or pay any dividend on the preferred stock payable in preferred stock, or effect a subdivision or combination of the outstanding shares of preferred stock (by reclassification or otherwise than by payment of a dividend in preferred stock), then and in any such event, the liquidation value shall be proportionately decreased in the case of a stock dividend or subdivision and proportionately increased in the case of a combination of shares effective, in the case of such dividend, immediately after the close of business on the record date for the determination of holders of preferred stock entitled to receive such dividend or, in the case of a subdivision or combination, at the close of business immediately prior to the date upon which such corporate action becomes effective.

Conversion – Holders of shares of preferred stock have the rights to convert their shares, at any time, into shares of common stock. The conversion rate is determined by multiplying the number of preferred stock to be converted by $22.22 and dividing the result by the conversion price then in effect (currently $22.22). At the option of the Company, all (but not less than all) of the shares of preferred stock may be converted into shares of common stock at the then applicable conversion price in any of the following events:  (i) upon the Company having positive cumulative earnings before interest, depreciation, taxes and amortization (“EBITDA”) of a least $750,000 over four consecutive rolling calendar quarters; (ii) upon the closing of a qualifying offering, I.E., receipt by the Company of proceeds from a private placement of its securities of not less than $3,000,000 on terms acceptable to the holders of a majority of the issued and outstanding common stock at such time; or (iii) upon the closing of a public offering. Such conversion will utilize the same conversion rate as described above.

Voting – The holders of the preferred stock shall be entitled to one vote per share with respect to any matter brought before the stockholders and enjoy the same voting rights as common stockholders.

8.  Common Stock

Common stockholders are entitled to one vote per share and dividends when declared by the board of directors, subject to the preferential rights of preferred stockholders.

Shares Reserved for Future Issuance – As of December 31, 2006, the Company has reserved shares of common stock for future issuance for the following purposes:

Conversion of preferred stock to common stock	36,315
Conversion of subordinated convertible debentures	9,616
Total	45,931

HQHEALTHQUEST MEDICAL & WELLNESS CENTERS, LTD.

Notes to Consolidated Financial Statements December 31, 2006 and 2005

9.  Income Taxes

The Company records income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The Company generated net operating losses for income tax purposes in 2006 and 2005, so there were no current tax provisions for those years. Additionally, the excess of our deferred tax assets over our deferred tax liabilities was offset by a valuation allowance, resulting in no deferred tax benefit for those years.

The income tax provision for 2006 and 2005 differs from the amount computed by applying the US federal statutory rate of 34% to income before income taxes due primarily to changes in the valuation allowance. As of December 31, 2006, the Company had net operating loss carryforwards of approximately $1.765 million for federal income tax purposes, which are available to reduce future taxable income and will expire in 2025 through 2026, if not utilized.

The tax effects of significant temporary differences representing deferred tax assets and liabilities at December 31, were as follows:

	2006	2005
Deferral tax assets:
Net operating loss carryforwards	$600,000	$315,000
Other accruals	49,000	13,000
Valuation allowance	(629,000)	(328,000)
Net deferred tax assets	20,000	-
Deferred tax liability - depreciation	(20,000)	-
Net deferred income taxes	$-	$-

As the Company has generated net operating losses from its inception and there is no assurance that it will be able to utilize its net operating loss carryforwards prior to expiration, management has established a valuation allowance of approximately $629,000 and $328,000 at December 31, 2006 and 2005, respectively, to recognize its deferred tax assets only to the extent of its deferred tax liabilities.  The Company will continue to evaluate the need for such a valuation allowance in the future.

10.  Benefit Plans

Employees of the Company are eligible to participate in a 401(k) plan covering all employees after a specified period of service. Employees may elect to make deferral contributions of their salary. The Company will match 50% of the first 6% of employee contributions made to the Plan. In addition, the Company may make discretionary contributions to the plan to be allocated to participants’ accounts pro rata based on compensation. Participants will vest in any Company contributions over a five year period. Total Company contributions to the plan for 2006 approximated $4,000.

HQHEALTHQUEST MEDICAL & WELLNESS CENTERS, LTD.

Notes to Consolidated Financial Statements December 31, 2006 and 2005

11.  Business Segments

SFAS No. 131 Disclosures About Segments of an Enterprise and Related Information (SFAS 131) establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Reportable operating segments are defined as a component of an enterprise:

         •           That engages in business activities from which it may earn revenues and expenses,
 •           Whose operating results are regularly reviewed by the enterprise’s chief operating decision maker,
         •           For which discrete financial information is available.

Corporate assets detailed below are primarily comprised of property and equipment, corporate cash, accounts receivable and other corporate assets. Summarized financial information concerning the Company’s reportable operating segments is shown in the following table as of December 31, 2006 and 2005:

	For the Year Ended December 31, 2006
	Medical Clinic	Medical Spa	Unallocated Corporate	Consolidated
Net revenue	$1,180,921	$394,388	$10,234	$1,585,543
Operating expenses	1,355,838	718,163	254,664	2,328,666
Loss from operations	(174,917)	(323,775)	(244,431)	(743,123)
Interest income	-	-	11,032	11,032
Interest expense	-	-	(151,695)	(151,695)
Net loss	$(174,917)	$(323,775)	$(385,094)	$(883,786)
Total assets	$425,488	$192,316	$310,504	$928,308

	For the Year Ended December 31, 2005
	Medical Clinic	Medical Spa	Unallocated Corporate	Consolidated
Net revenue	$110,984	$48,985	$2,000	$161,969
Operating expenses	297,540	159,358	647,442	1,104,341
Loss from operations	(186,557)	(110,373)	(645,442)	(942,372)
Interest income	-	-	4,255	4,255
Interest expense	-	-	(26,406)	(26,406)
Net loss	$(186,557)	$(110,373)	$(667,593)	$(964,523)

12. Related Party Transactions

The following is a summary of related party transactions not described elsewhere in these notes to the financial statements.

At December 31, 2006 and 2005, the Company paid approximately $15,000 and $4,000, respectively, to the law firm of Newton, O’Connor, Turner & Ketchum, of which John O’Connor, WellQuest board member, is a partner.

The Company incurred approximately $15,000 in consulting expense in 2005, related to the interior design of its leased facilities, with an individual who is a relative of certain stockholders and officers of the Company.

HQHealthquest Medical & Wellness Centers, LTD

Consolidated Balance Sheet
September 30, 2007

ASSETS

CURRENT ASSETS
Cash	$6,711
Accounts receivable, less allowances
of $162,002	269,039
Other current assets	69,133
Total current assets	344,883

PROPERTY AND EQUIPMENT, NET	518,475

CERTIFICATE OF DEPOSIT - RESTRICTED	250,000

$1,113,358

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Line of credit	$193,765
Accounts payable	258,160
Accrued liabilities	111,287
Due to physicians and related parties	272,739
Current maturities of long-term debt and capitalized lease payable	244,861
Total current liabilities	1,080,812

LONG-TERM DEBT AND CAPITALIZED LEASE PAYABLE,
LESS CURRENT MATURITIES	820,660
SUBORDINATED DEBENTURES PAYABLE TO STOCKHOLDERS	565,502
1,386,162
Total liabilities	2,466,974

STOCKHOLDERS' DEFICIT
Series A convertible preferred stock - $.01 par value;
authorized 50,000 shares; 37,440 issued and outstanding	374
Common stock - $.01 par value; authorized 2,500,000
shares; 75,500 shares issued and outstanding	755
Additional paid-in capital	842,081
Accumulated deficit	(2,196,826)
(1,353,616)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,113,358

HQHealthquest Medical & Wellness Centers, LTD

Consolidated Statements of Operations
For the periods ended September 30, 2007 and 2006

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006

Net revenue	$629,147	$334,320	$1,665,731	$1,085,404

Operating expenses:
Salaries, wages and benefits	272,851	228,244	794,259	536,972
Rents and facility expenses	65,003	64,871	193,723	181,732
Clinic direct expenses, excluding
salaries, wages and benefits	198,413	112,100	516,910	420,710
Spa direct expenses, excluding
salaries, wages and benefits	58,624	45,355	151,415	131,016
General corporate expenses	52,217	64,119	155,785	204,485
Depreciation and amortization	27,055	23,238	72,560	69,184
Net operating expenses	674,163	537,927	1,884,652	1,544,099

Operating loss	(45,016)	(203,607)	(218,921)	(458,695)

Interest income (expense):
Interest Income	3,183	2,878	9,723	7,780
Interest expense	(18,593)	(32,080)	(139,319)	(86,382)
Net interest expense	(15,410)	(29,202)	(129,596)	(78,602)

Net loss applicable to common stock	$(60,426)	$(232,809)	$(348,517)	$(537,297)

Loss per common share:
Basic and diluted	$(0.80)	$(3.19)	$(4.62)	$(7.35)

Weighted average number of common shares
and dilutive common share equivalents
outstanding:
Basic and diluted	75,500	73,066	75,500	73,066

HQHealthquest Medical & Wellness Centers, LTD

Consolidated Statements of Cash Flows
For the nine months ended September 30, 2007 and 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(348,517)	$(537,297)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	72,560	69,184
Provision for uncollectible accounts	71,623	69,634
Changes in assets and liabilities:
Accounts receivable	(117,634)	(216,552)
Other current assets	(42,226)	31,001
Accounts payable and accrued liabilities	39,548	47,242
Due to physicians and related parties	103,888	5,735
Net cash used in operating activities	(220,758)	(531,053)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(10,772)	(32,203)
Proceeds from sale of assets	-	6,622
Net cash used in investing activities	(10,772)	(25,581)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of capital lease	(5,657)	-
Repayment of long-term borrowings	(73,999)	(6,288)
Proceeds from issuance of subordinated notes
to stockholders	226,833	255,000
Net borrowings on line of credit	44,777	132,333
Proceeds from issuance of common stock	-	25
Proceeds from issuance of convertible preferred stock	25,000	161,985
Net cash provided by financing activities	216,954	543,055

Net decrease in cash	(14,576)	(13,579)
Cash at beginning of period	21,287	113,541

Cash at end of period	$6,711	$99,962

Supplemental disclosures of cash flow information:
Acquisition of equipment with capital lease	$173,177	$-

Cash paid for interest	$106,365	$86,382

1.  Organization and Business Description and Management’s Plans

HQHealthQuest Medical & Wellness Centers, LTD (“HQHealthQuest”) was incorporated in the state of Oklahoma in November 2004.  It’s wholly-owned subsidiary, Wellquest of Arkansas, Inc., was incorporated in the state of Arkansas in May 2005.

HQHealthQuest delivers an integrated model of primary medical care, preventive/wellness services and medical esthetics in upscale facilities located in high-traffic retail corridors.  The delivery site is titled “WellQuest Medical Clinic and Spa”, a trademarked business name.  The WellQuest concept combines a customer-service oriented medical treatment facility for interventional care with programmed preventive services and products that lead clients in the quest for wellness.  The facility also houses an advanced medical spa for skincare services and products. HQHealthQuest currently operates a prototype facility in Bentonville, Arkansas.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of HQHealthQuest Medical & Wellness Centers, LTD, it’s wholly owned subsidiary, WellQuest of Arkansas, Inc. and Northwest Arkansas Primary Care Physicians, P.A. (collectively, the “Company”).  In December 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation 46R (FIN 46R), Consolidation of Variable Interest Entities.  FIN 46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, which addressed the consolidation by business enterprises of variable interest entities (VIEs).  FIN 46R provides guidance in determining when VIEs should be consolidated in the financial statements of the primary beneficiary.

As a result of HQHealthQuest’s evaluation of the effect that the adoption of FIN 46R would have on HQHealthQuest's results of operations and financial condition, HQHealthQuest determined that Northwest Arkansas Primary Care Physicians, P.A. qualifies for consolidation based on the criteria set forth in FIN 46R, as HQHealthQuest is a primary beneficiary of the net operations of the clinic after physician compensation.  As a result, the operations of the clinic, primarily clinic revenues and expenses, were consolidated into HQHealthQuest for financial statement reporting purposes in accordance with the provisions of FIN 46R.  All significant intercompany accounts and transactions have been eliminated.

Management’s Plans

The financial statements of the Company have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At September 30, 2007, the Company had a working capital deficit of approximately $736,000 and had incurred net losses of approximately $348,000 for the nine months ended September 30, 2007.  The Company also has an accumulated deficit of approximately $1.35 million at September 30, 2007.  The Company has, in large part, been supported by the proceeds from the SBA guaranteed debt and certain major stockholders.  There is no commitment for such stockholders to continue providing financial support to the Company.

These factors, among others, raise substantial doubt concerning the ability of the Company to continue as a going concern.  The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.  The ability of the Company to continue as a going concern is dependent upon the ongoing support of its stockholders, investors, customers and creditors, and its ability to successfully establish and operate additional clinics and spas throughout selected geographical markets.  As discussed in the following paragraph, the Company will require additional financial resources in order to fund obligations as they become due.

HQHealthQuest is seeking to identify potential equity participants in the public equity market in an attempt to generate sufficient additional investment capital to meet working capital needs for expansion and development.  Management and major stockholders are currently marketing the Company based on management's plans which include: expanding the prototype model throughout Northwest Arkansas by the fall of 2008, which will enable HQHealthQuest to spread its management costs over several centers; fund expansion to a major metropolitan area in the Southwest; and complete development of the business model.  This funding will further allow HQHealthQuest to reduce debt service requirements.

Completion of management's plans will require that the Company receive the proceeds from the equity offering or obtain additional debt or equity financing beyond those resources currently available to the Company.  There is no assurance the Company will be successful in securing resources to fund current obligations as they become due in the remainder of 2007 or 2008 or to support the Company until such time, if ever, that the Company is able to consistently generate income from operations.

2. Basis of Presentation

The accompanying unaudited interim consolidated financial statements of the Company have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information in footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to these rules and regulations.  The accompanying unaudited interim consolidated financial statements reflect all adjustments which the Company considers necessary for a fair presentation of the results of operations for the interim periods covered and for the financial condition of the Company at the date of the interim balance sheet. All such adjustments (except as otherwise disclosed herein) are of a normal recurring nature.

The results of operations for the nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the full year. It is suggested that the December 31, 2006 financial information be read in conjunction with the financial statements and notes thereto.

3. Summary of Significant Accounting Policies

Use of Estimates

Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles.   Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements (SAB 104). Under SAB 104, revenue is recognized when the title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable and collectability is reasonably assured.

Net revenue of the Company is comprised of net clinic revenue and revenue derived from the sales of spa services and related products. Net clinic revenue is recorded at established rates reduced by provisions for doubtful accounts and contractual adjustments. Contractual adjustments arise as a result of the terms of certain reimbursement and managed care contracts. Such adjustments represent the difference between charges at established rates and estimated recoverable amounts and are recognized in the period the services are rendered. Any differences between estimated contractual adjustments and actual final settlements under reimbursement contracts are recognized as contractual adjustments in the year final settlements are determined.

Spa revenues are recognized at the time of sale, as this is when the services have been provided or, in the case of product revenues, delivery has occurred, and the spa receives the customer’s payment. Revenues from purchases made with gift cards are also recorded when the customer takes possession of the merchandise or receives the service. Gift cards issued by the Company are recorded as a liability (deferred revenue) until they are redeemed. Gift cards expire one year from the date of the customer’s purchase.

Earnings Per Share

The Company calculates and discloses earnings per share (EPS) in accordance with SFAS No. 128, Earnings Per Share (SFAS 128). SFAS 128 requires dual presentation of Basic and Diluted EPS on the face of the statements of operations and requires a reconciliation of the numerator and denominator of the Basic EPS computation to the numerator and denominator of the Diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

In computing Diluted EPS, only potential common shares that are dilutive — those that reduce earnings per share or increase loss per share — are included. Exercise of options and warrants or conversion of convertible securities is not assumed if the result would be antidilutive, such as when a loss from continuing operations is reported. The “control number” for determining whether including potential common shares in the Diluted EPS computation would be antidilutive is income from continuing operations. As a result, if there is a loss from continuing operations, Diluted EPS would be computed in the same manner as Basic EPS is computed, even if an entity has net income after adjusting for discontinued operations, an extraordinary item or the cumulative effect of an accounting change. Therefore, basic and diluted EPS are calculated in the same manner for the periods ended September 30, 2007 and 2006, as there were losses from continuing operations for those periods.

Stock Based Transactions

In connection with the valuation of equity transactions that occurred from January 1, 2005 to September 30, 2007, the Company considered Statement of Financial Accounting Standards No. 123 (revised 2004) and Share Based Payments (SFAS 123R), specifically paragraph 7. As a company without significant resources, management concluded that the expenditure of limited available funds to engage an outside valuation specialist to perform contemporaneous and comprehensive valuations in 2007 and 2006 was not an appropriate use of financial resources. We instead derived relevant valuations internally considering SFAS 123R and evaluated those figures in light of generally accepted accounting principles to establish fair values for accounting purposes.

4. Subordinated Convertible Debentures Payable to Stockholders

During the nine months ended September 30, 2007, the Company issued convertible debentures with detachable warrants to certain stockholders. These debentures bear interest at the fixed rate of 10% per annum, and shall be paid in arrears on a quarterly basis, commencing April 1, 2007. These debentures mature on January 1, 2009, at which time the unpaid principal balance will be due and payable. The rights of the holders under these debentures to collect the amounts due are subordinated to the rights of certain banks whose debt has been included in Long-Term Debt and Capitalized Lease Payable included in the consolidated balance sheet herein. These debentures shall be convertible in full into shares of the Company’s Class A convertible preferred stock at the option of the holder at any time after the date of issuance. No partial conversions of the debentures shall be allowed. The conversion price shall be $22.22 per share, subject to adjustment pursuant to the terms of the debenture agreement. As additional consideration for these debentures, the Company issued warrants to purchase 11,310 shares of the common stock of the Company at a price of $0.01 per share. The per share price was estimated to approximate fair value due to the financial condition of the Company as discussed in Note 1. The holder of these debentures will have the option to either: (i) exercise the warrant and acquire common stock, or (ii) exercise the conversion feature of this debenture, and acquire preferred stock of the Company. There were no conversions or exercises of warrants attributable to these convertible debentures during the nine month period ended September 30, 2007.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$ 13.84
Accounting fees and expenses	50,000.00	*
Legal fees and expenses	50,000.00	*
Miscellaneous	5,000.00
TOTAL	$105,013.84	*

   * Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Oklahoma law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

On February 12, 2008, we issued 5,771 shares of our common stock to 17 accredited investors at a price of $22.22 per share.  These shares were issued in reliance on the exemption provided by Regulation D promulgated under the Securities Act of 1933, as amended.

On February 12, 2008, we issued 3,000 shares of our common stock to Sichenzia Ross Friedman Ference LLP in consideration for legal services rendered.  These shares were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.
On February 12, 2008, we issued 16,500 shares of our common stock to Concordia Financial Group, Inc. in consideration for financial and consulting services rendered.  These shares were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of HQHealthQuest Medical & Wellness Centers, Ltd. or executive officers of HQHealthQuest Medical & Wellness Centers, and transfer was restricted by HQHealthQuest Medical & Wellness Centers in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.  Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 16. EXHIBITS.

The following exhibits are included as part of this Form S-1. References to “the Company” in this Exhibit List mean HQHealthQuest Medical & Wellness Centers, Ltd., an Oklahoma corporation.

Exhibit No.                      Description

3.1	Certificate of Incorporation

3.2	Bylaws

3.2	Certificate of Designation for the Series A Preferred Stock

4.1	Form of Subordinated Debenture

4.2	Form or Warrant

5.1	Opinion of Sichenzia Ross Friedman Ference LLP (to be filed by amendment)

10.1	Management Medical Services Agreement

10.2	Medical Doctor Agreement

10.3	Employment Agreement

10.4	Amendment to Employment Agreement

10.5	Form of Subscription Agreement

23.1	Consent of Tullius Taylor Sartain & Sartain LLP

23.2	Opinion of Sichenzia Ross Friedman Ference LLP (contained in Exhibit 5.1) (to be filed by amendment)

24.1	Power of Attorney

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1)           File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)           Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii)           Include any additional or changed material information on the plan of distribution.

(2)           For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)           File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)           For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)           Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Bentonville, State of Arkansas, on February 14, 2008.

HQHEALTHQUEST MEDICAL & WELLNESS CENTERS, LTD.

Date: February 14, 2008	By: /s/ STEVE SWIFT
Steve Swift
President (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer) and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of HQHealthQuest Medical & Wellness Centers, Ltd., an Oklahoma corporation, do hereby constitute and appoint Steve Swift and each of them his or her true and lawful attorney-in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, including post-effective amendments, to this Registration Statement or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and each of the undersigned hereby ratifies and confirms that said attorney and agent, shall do or cause to be done by virtue thereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney. In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ STEVE SWIFT Steve Swift	Chairman, President (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer) and Director	February 14, 2008
/s/ LAWRENCE D. FIELD Lawrence D. Field	Director	February 14, 2008
/s/ JOHN O’CONNOR John O’Connor	Director	February 14, 2008
/s/ ROBERT J. ZASA Robert J. Zasa	Director	February 14, 2008
/s/ Crutis L. Rice Curtis L. Rice	Vice President and Director	February 14, 2008